Exhibit 10.21

Execution Copy

LOAN AGREEMENT

by and among

BIOFUEL ENERGY, LLC

and

THE LENDERS PARTY HERETO

and

GREENLIGHT APE, LLC

as Administrative Agent

September 25, 2006

i

4.6.1 Increased Costs or Reduced Return Resulting from Taxes, Expenses, Etc.	23
4.6.2 Losses Caused by Borrower Affiliate Parties	23
4.6.3 Mitigation Obligation	24
4.7 INDEMNIFICATION BY BORROWER	24
5. REPRESENTATIONS AND WARRANTIES	25
5.1 Representations and Warranties	25
5.1.1 Organization and Qualification	25
5.1.2 Capitalization and Ownership	25
5.1.3 Subsidiaries	25
5.1.4 Power and Authority	26
5.1.5 Validity and Binding Effect	26
5.1.6 No Conflict	26
5.1.7 Litigation	26
5.1.8 Use of Proceeds	27
5.1.9 Full Disclosure	27
5.1.10 Taxes	27
5.1.11 Consents and Approvals	27
5.1.12 No Event of Default; Compliance with Instruments	27
5.1.13 Security Interests	27
5.1.14 Real Property	28
5.1.15 Status of the Collateral	28
5.1.16 Insurance	28
5.1.17 Compliance with Laws	29
5.1.18 Material Contracts; Burdensome Restrictions	29
5.1.19 Investment Companies; Regulated Entities	29
5.1.20 Environmental Matters	29
5.1.21 [Reserved]	30
5.1.22 Solvency, Etc.	30
5.1.23 Financial Statements	31
5.1.24 Governmental Approvals	31
5.1.25 ERISA	32
5.1.26 Project Documents	32
5.1.27 Immunity	33
5.1.28 Utilities, Etc.	33
6. CONDITIONS OF LENDING	33
6.1 First Loans	33
6.1.1 Officer’s Certificate	33
6.1.2 Secretary’s Certificate	34
6.1.3 Delivery of Loan Documents	34
6.1.4 Opinion of Counsel	34
6.1.5 Legal Details	35
6.1.6 Payment of Fees	35
6.1.7 Due Diligence	35
6.1.8 Consents	35
6.1.9 No Violation of Laws	35

6.1.10 No Actions or Proceedings	35
6.1.11 Proceeds of Senior Debt and Equity Sale	35
6.1.12 Utilities	35
6.1.13 Environmental Matters	36
6.1.14 Governmental Approvals	36
6.1.15 Material Adverse Change or Effect	36
6.1.16 Financial Information, etc.	36
6.2 Each Additional Loan	37
7. COVENANTS	37
7.1 Affirmative Covenants	37
7.1.1 Preservation of Existence, Etc.	37
7.1.2 Payment of Liabilities, Including Taxes, Etc.	38
7.1.3 Maintenance of Insurance	38
7.1.4 Visitation Rights	38
7.1.5 Keeping of Records and Books of Account	38
7.1.6 Compliance with Laws.	38
7.1.7 Use of Proceeds	39
7.1.8 Further Assurances	39
7.1.9 Accounting and Financial Management.	39
7.1.10 Governmental Approvals	39
7.1.11 Project Construction; Maintenance	40
7.1.12 Performance of Project Documents	40
7.1.13 Maximize Mandatory Payments	40
7.1.14 Environmental Compliance	40
7.1.15 Construction Requisitions	41
7.2 Negative Covenants	42
7.2.1 Indebtedness	42
7.2.2 Liens	42
7.2.3 Guaranties	43
7.2.4 Loans and Investments	43
7.2.5 Dividends and Related Distributions	43
7.2.6 Liquidations, Mergers, Consolidations, Acquisitions	43
7.2.7 Dispositions of Assets or Subsidiaries	43
7.2.8 Affiliate Transactions	44
7.2.9 Subsidiaries, Partnerships and Joint Ventures	45
7.2.10 Continuation of or Change in Business	45
7.2.11 Fiscal Year	46
7.2.12 Issuance of Stock	46
7.2.13 Changes in Documents	46
7.2.14 Inconsistent Agreements	46
7.2.15 Cancellation of Indebtedness	46
7.2.16 [Reserved]	46
7.2.17 Tax Shelter Regulations	46
7.2.18 Amendment of Additional Project Documents	47
7.2.19 ERISA	47
7.2.20 Certain Agreements	47

7.3 Reporting Requirements	47
7.3.1 Quarterly Financial Statements	47
7.3.2 Annual Financial Statements	48
7.3.3 Certificate of the Borrower	48
7.3.4 Notice of Default	48
7.3.5 Certain Events	48
7.3.6 Other Information	50
7.3.7 Environmental Reports	50
7.3.8 Operating Plan and Budget	50
8. DEFAULT	51
8.1 Events of Default	51
8.1.1 Payments Under Loan Documents	51
8.1.2 Breach of Warranty	51
8.1.3 Breach of Certain Covenants.	51
8.1.4 Breach of Other Covenants.	52
8.1.5 Defaults in Other Agreements or Indebtedness.	52
8.1.6 Final Judgments or Orders	52
8.1.7 Loan Document Unenforceable	52
8.1.8 Uninsured Losses; Proceedings Against Assets	53
8.1.9 [Reserved]	53
8.1.10 Insolvency	53
8.1.11 Cessation of Business	53
8.1.12 Change of Control.	53
8.1.13 Involuntary Proceedings	53
8.1.14 Voluntary Proceedings	54
8.2 Consequences of Event of Default	54
8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	54
8.2.2 Bankruptcy, Insolvency or Reorganization Proceedings	54
8.2.3 Suits, Actions, Proceedings	54
8.2.4 Application of Proceeds	54
8.2.5 Other Rights and Remedies	55
9. THE AGENT	55
9.1 Appointment	55
9.2 Duties; Delegation of Duties	55
9.2.1 Collateral Matters	56
9.2.2 Agent May File Proofs of Claim	56
9.3 Nature of Duties; Independent Credit Investigation	57
9.4 Actions in Discretion of Agent; Instructions From the Lenders	57
9.5 Exculpatory Provisions; Limitation of Liability	57
9.6 Reimbursement and Indemnification of Agent by Lenders	58
9.7 Reliance by Agent	59
9.8 Notice of Default	59
9.9 Notices	59
9.10 Lenders in Their Individual Capacities; Agent in its Individual Capacity	59

9.11 Holders of Notes	60
9.12 Equalization of Lenders	60
9.13 Successor Agent	60
9.14 Availability of Funds	60
9.15 Calculations	61
9.16 Beneficiaries	61
10. MISCELLANEOUS	61
10.1 Modifications, Amendments or Waivers	61
10.1.1 Increase of Commitment; Extension of Expiration Date	61
10.1.2 Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment	61
10.1.3 Release of Collateral	62
10.1.4 Miscellaneous	62
10.2 No Implied Waivers; Cumulative Remedies; Writing Required	62
10.3 Reimbursement and Indemnification of Lenders by the Borrower; Taxes	62
10.4 Holidays	63
10.5 Notices	63
10.6 Severability	64
10.7 Governing Law	64
10.8 Prior Understanding	64
10.9 Duration; Survival	64
10.10 Successors and Assigns	64
10.11 Confidentiality	65
10.11.1 General	65
10.11.2 Sharing Information With Affiliates of the Lenders	65
10.11.3 Nonliability of Lenders	66
10.12 Counterparts	66
10.13 Agent’s or Lender’s Consent	67
10.14 Exceptions	67
10.15 CONSENT TO FORUM; WAIVER OF JURY TRIAL	67
10.16 Tax Withholding Clause	67
10.17 [Reserved]	68
10.18 Limitation of Recourse	68
10.19 No Reliance on Agent’s Customer Identification Program	69

v

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(A)	-	COMMITMENTS OF LENDERS
SCHEDULE 5.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 5.1.2	-	CAPITALIZATION
SCHEDULE 5.1.14	-	REAL PROPERTY
SCHEDULE 5.1.15	-	LLC AGREEMENTS
SCHEDULE 5.1.16	-	INSURANCE POLICIES
SCHEDULE 5.1.18	-	MATERIAL CONTRACTS
SCHEDULE 5.1.20	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 5.1.24	-	GOVERNMENT APPROVALS
SCHEDULE 7.2.8	-	TRANSACTIONS WITH AFFILIATES
EXHIBITS
EXHIBIT 1.1(P)	-	PLEDGE AGREEMENT
EXHIBIT 1.1(R)	-	NOTE
EXHIBIT 1.1(S)	-	GUARANTY
EXHIBIT 1.1(U)	-	SUBORDINATION AGREEMENT
EXHIBIT 2.4	-	LOAN REQUEST

LOAN AGREEMENT

THIS LOAN AGREEMENT dated September ___, 2006, (this “Agreement”) is entered into by and among BioFuel Energy, LLC, a Delaware limited liability company (“Borrower”), the lenders listed as lenders on Schedule 1.1A attached hereto (the “Lenders”), and Greenlight APE, LLC, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Agent”).

WITNESSETH:

WHEREAS, the Borrower wholly-owns BFE Holdings, LLC, a Delaware limited liability company (“BFE Holdings”), which, in turn, wholly-owns BFE Operating Company, LLC, a Delaware limited liability company (“BFE Operating”), which, in turn, wholly-owns both of Buffalo Lake Energy, LLC, a Delaware limited liability company (“Buffalo Lake”) and Pioneer Trail Energy LLC, a Delaware limited liability company (“Pioneer Trail,” together with BFE Holdings, BFE Operating, and Buffalo Lake, the “Subsidiary Companies”);

WHEREAS Buffalo Lake and Pioneer Trail have been organized to undertake the construction, completion, ownership and operation of two (2) one hundred fifteen million (115,000,000) gallons-per-year fuel grade, denatured ethanol production plants to be located in Wood River, Nebraska and Fairmont, Minnesota, all as more fully described in the Project Documents;

WHEREAS in order to finance the acquisition, construction and initial operation of the Project and certain other costs and expenditures associated with the development of the Project and the financing contemplated herein, the Borrower desires to borrow $50,000,000 from the Lenders;

WHEREAS, the Lenders are willing to provide such credit upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively:

“Additional Project Document” shall mean any contract or agreement (including a sub-contract) relating to the development, construction, testing, operation, maintenance, repair, financing or use of the Project entered into by any Borrower Affiliate Party or a sub-contractor with any other Person subsequent to the date of this Agreement (including any contract(s) or agreement(s) entered into in substitution for any Project Document that has been terminated in accordance with its terms or otherwise).

“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person; or (iv) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agent” shall mean Greenlight APE, LLC, a Delaware limited liability company, as administrative agent, and its successors and assigns.

“Agreement” shall mean this Loan Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

“Anti-Terrorism Law” shall mean the Laws referred to, directly or indirectly, in 10.19 [No Reliance on Agent’s Customer Identification Program] and Executive Order 13224.

“Authorized Officer” shall mean as to the Borrower, its Chairman, President, Chief Executive Officer, Vice President--Finance and those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of Borrower required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

“BFE Holdings” shall mean BFE Holdings, LLC, a Delaware limited liability company.

“BFE Operating” shall mean BFE Operating Company, LLC, a Delaware limited liability company.

“Borrower” shall mean BioFuel Energy, LLC, a Delaware limited liability company.

“Borrower Affiliate Parties” shall mean the Borrower and the Guarantors and Borrower Affiliate Party shall mean any of them.

“Borrower LLC Agreement” shall mean the Limited Liability Company Agreement of the Borrower, dated as of January 25, 2006.

“Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof, which shall be a Business Day.

“Buffalo Lake” shall mean Buffalo Lake Energy, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Buffalo Lake Commercial Operation Date” shall mean the date of the first crush of corn at the Buffalo Lake Plant.

“Buffalo Lake Grain Facility Lease” shall have the meaning set forth in the Senior Credit Agreement.

“Buffalo Lake Land” shall mean the site upon which the Buffalo Lake Plant will be installed, together with any fixtures and civil works constructed thereon and any other easements, licenses and other real property rights and interests required for the installation and operation of such Plant, including the land referred to in the Buffalo Lake Grain Facility Lease.

“Buffalo Lake Plant” shall mean the fuel grade, denatured ethanol production facility located near Fairmont, Minnesota, with a nameplate capacity of one hundred fifteen million (115,000,000) gallons-per-year, including the Buffalo Lake Land on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto (including all associated electrical, gas, steam, and water interconnection, storage and treatment facilities, to the extent owned by any Borrower Affiliate Party).

“Buffalo Lake Project Documents” shall mean the following documents all defined in the Senior Credit Agreement: (i) the Buffalo Lake Access Agreement, the Buffalo Lake EPC Contract, the Buffalo Lake O&M Agreement (when executed and delivered), the Buffalo Lake Corn Supply Agreement, the Buffalo Lake Corn Future Advisory Agreement, the Buffalo Lake Risk Management Agreement, the Buffalo Lake Distillers Grains Marketing Agreement, the Buffalo Lake Ethanol Marketing Agreement, the Buffalo Lake Master Agreement, the Buffalo Lake Gas Supply Agreement(s), the Buffalo Lake Gas Transportation Services Agreement, the Buffalo Lake NAESB Agreement, the Buffalo Lake Gas Supply Representation and Management Agreement, the Buffalo Lake Gas Pipeline Construction and Management Agreement, the Buffalo Lake Grain Facility Lease, the Buffalo Lake Land Purchase Agreements, the Buffalo Lake Delta-T License Agreement, the Buffalo Lake Limited Liability Company Agreement, the Buffalo Lake Management Services Agreement (when executed and delivered), the Buffalo Lake Rail Car Exchange Agreement, the Buffalo Lake Railroad Car Lease Agreement, the TIC Indemnity Confirmation (Buffalo Lake), the Buffalo Lake Payment and Performance Bonds, the Buffalo Lake Escrow Agreement, UP Consent (Buffalo Lake), UP Industry Track Contract (Buffalo Lake) and, at all times after the execution and delivery thereof, each Material Additional Project Document; (ii) a Consent Agreement (as defined in the Senior Credit Agreement) relating to each of the following Project Documents: the Buffalo Lake Access Agreement, the Buffalo Lake EPC Contract, the Buffalo Lake O&M Agreement, the Buffalo Lake Corn Supply Agreement, the Buffalo Lake Corn Future Advisory Agreement, the Buffalo Lake Risk Management Agreement, the Buffalo Lake Distillers Grains Marketing Agreement, the Buffalo Lake Ethanol Marketing Agreement, the Buffalo Lake Master Agreement, the Buffalo Lake Gas Supply Agreement, the Buffalo Lake Gas Supply Representation and Management Agreement, the Buffalo Lake Gas Transportation Services Agreement, the Buffalo Lake NAESB Agreement, the Buffalo Lake Gas Pipeline Construction and Management Agreement, the Buffalo Lake Grain Facility Lease, the Buffalo Lake Delta-T License Agreement, the Buffalo Lake Rail Car Exchange Agreement, the Buffalo Lake Rail Car Lease Agreement and the Buffalo Lake Management Services Agreement and (iii) at all times after the execution and delivery of any Material Additional Project Document, a Consent Agreement with respect thereto.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York, New York.

“Capital Expenditures” shall mean all expenditures (by the expenditure of cash or the incurrence of Indebtedness) during any measuring period for any fixed assets or improvements or for replacements, substitutions, or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Cargill” shall mean Cargill, Incorporated, a corporation organized and existing under the laws of the State of Delaware.

“Center Point Energy” shall mean Center Point Energy, Inc., a corporation organized and existing under the laws of the State of Texas.

“Closing Date” shall mean the date hereof. The closing shall take place at 11:00 a.m. in the New York offices of Akin Gump Strauss Hauer & Feld, LLP, or at such other time and place as the parties agree.

“Collateral” shall mean all the issued and outstanding membership interest of BFE Holdings.

“Commercial Operation Date” shall mean, the Buffalo Lake Commercial Operation Date and the Pioneer Trail Commercial Operation Date, as the case may be.

“Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A) (as it may be amended in accordance with Section 2.1.2) in the column labeled “Amount of Commitment for Term Loans,” and “Commitments” shall mean the aggregate Commitments of all of the Lenders, all as may be reduced from time to time hereunder.

“Cornerstone” shall mean Cornerstone Energy, Inc., a corporation organized and existing under the laws of the State of Nebraska.

“Delta-T” shall mean Delta-T Corp., a corporation organized and existing under the laws of Virginia.

“Dollar, Dollars, U.S. Dollars” and the symbol $ shall mean lawful money of the United States of America.

“Drawdown Fee” shall have the meaning assigned to that term in Section 2.3(b) [Takedown Fees].

“Drawdown Fee Payment Date” shall have the meaning assigned to that term in Section 2.3(b) [Takedown Fees].

“Environmental Claim” shall mean, with respect to any Person, (i) any notice, claim, administrative, regulatory or judicial or equitable action, suit, Lien, judgment or demand by any other Person or (ii) any other written communication by any Official Body, in either case alleging or asserting such Person’s liability for investigatory costs, cleanup costs, consultants’ fees, governmental response costs, damages to natural resources (including, without limitation, wetlands, wildlife, aquatic and terrestrial species and vegetation) or other Property, property damages or personal injuries, or seeking injunctive relief, fines or penalties arising out of, based on or resulting from (x) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Governmental Approval issued under any Environmental Law.

“Environmental Law” shall mean any and all laws relating to protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, petrochemicals or petroleum, chemicals or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Site Assessment Report” shall mean, with respect to each Plant and the real property that is the subject of either the Buffalo Lake Grain Facility Lease or the Pioneer Trail Grain Facility Lease, a Phase I environmental site assessment report delivered to and accepted by the Senior Lenders and a Phase II environmental site assessment report addressing any recognized environmental conditions or other areas of concern identified in the relevant Phase I report if required by the Senior Lenders.

“EPC Contracts” shall mean (i) the Agreement for Engineering, Procurement and Construction, dated as of June 9, 2006, between Buffalo Lake and the EPC Contractor, relating to the construction of the Buffalo Lake Plant and (ii) the Agreement for Engineering, Procurement and Construction, dated as of April 28, 2006, between Pioneer Trail and the EPC Contractor, relating to the construction of the Pioneer Trail Plant.

“EPC Contractor” shall mean TIC – The Industrial Company Wyoming, Inc., a corporation organized and existing under the laws of Wyoming.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity with which an entity is considered a single employer under Section 414(b), (c) or (m) of the Internal Revenue Code.

“Event of Default” shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an “Event of Default.”

“Expiration Date” shall mean, with respect to the Commitments, June 30, 2007, which is the day all Commitments hereunder shall terminate.

“Expropriation Event” shall mean (a) any condemnation, nationalization, seizure or expropriation by an Official Body of all or a substantial portion of the Project or the Property or the assets of any Borrower Affiliate Party or of its share capital, (b) any assumption by an Official Body of control of the Property, assets or business operations of any Borrower Affiliate Party or of its share capital, (c) any taking of any action by an Official Body for the dissolution or disestablishment of any Borrower Affiliate Party or (d) any taking of any action by an Official Body that would prevent any Borrower Affiliate Party from carrying on its business or operations or a substantial part thereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

“Good Industry Practices” means the professional practices, methods, equipment, specifications and safety and output standards and industry codes of the United States ethanol industry for projects of a similar type and capacity as the Project, with respect to the design, installation, operation, maintenance and use of equipment and similar or better machinery, all of the above in compliance with applicable standards of safety, output, dependability, efficiency and economy, including recommended practice, of a good, safe, prudent and workman-like character and in compliance with all applicable Laws. Good Industry Practices are not intended to be limited to the optimum or minimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods as practiced in the industry.

“Governmental Approval” shall mean any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or registration by or with, any Official Body.

“Guarantors” shall mean the guarantors under the Guaranty Agreements, including all of the Borrower’s Subsidiaries. As of the Closing Date, the Guarantors are BFE Holdings, BFE Operating, Buffalo Lake and Pioneer Trail.

“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business and except obligations in the nature of subrogation or guarantees for the benefit of Persons providing performance bonds for actions by Borrower specifically incident to the issuance of such performance bonds.

“Guaranty Agreements” shall mean each of the Guaranty Agreements in the form of Exhibit 1.1.(S) dated the date hereof executed and delivered by each of the Guarantors to the Agent for the benefit of the Lenders, as amended, modified or supplemented.

“Hazardous Material” shall mean any substance that is regulated or could lead to liability under any Environmental Law, including, but not limited to, any petroleum or petroleum product, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCB’s), hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant or pollutant, as defined or regulated as such under, any applicable Environmental Law.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements but excluding operating leases) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), and (v) any Guaranty of Indebtedness for borrowed money.

“Independent Engineer” shall mean Luminate, LLC or any other Person from time to time appointed by the Senior Lenders for purposes of the Senior Credit Agreement.

“Initial Fee” shall have the meaning assigned to such term in Section 2.3(a) [Takedown Fees].

“Initial Fee Payment Date” has the meaning set forth in Section 2.3 [Takedown Fees].

“Initial Funding Date” has the meaning assigned to such term in Section 6 [Conditions of Lending]

“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Borrower Affiliate Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Interest Payment Date” has the meaning set forth in Section 4.3.1 [Interest Payment Dates].

“Interest Rate” shall mean a rate per annum of 15%.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Investment” in any Person shall mean, without duplication: (a) the acquisition (whether for cash, securities, other Property, services or otherwise) or holding of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person, or any agreement to make any such acquisition or to make any capital contribution to such Person; or (b) the making of any deposit with, or advance, loan or other extension of credit to, such Person.

“Labor Contracts” shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among Borrower, any Subsidiary of Borrower and their employees.

“Land” shall mean, collectively, the Buffalo Lake Land and the Pioneer Trail Land.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, ruling, order, injunction, writ, decree, judgment, authorization or approval, award of or settlement agreement with or issued by any Official Body.

“Lenders” shall mean the institutions listed as lenders named on Schedule 1.1(A) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement (other than precautionary financing statement filed in respect of operating leases) or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“LLC Interests” shall mean in respect of any limited liability company, its outstanding limited liability company interests or units and the voting rights associated therewith.

“Loan Documents” shall mean this Agreement, the Agent’s Letter, the Guaranty Agreements, the Notes, the Pledge Agreement, the Subordination Agreement, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

“Loan Request” shall have the meaning given to such term in Section 2.4 [Term Loan Request].

“Loans” or “Term Loans” shall mean collectively and Loan or Term Loan shall mean separately all Term Loans or any Term Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Term Loan Commitments].

“Maintenance Capital Expenses” shall mean all expenses incurred by any Borrower Affiliate Party (including for labor) for regularly scheduled (or reasonably anticipated) major maintenance of the Project (including, without limitation, teardowns, overhauls, capital improvements and replacements of major components of either Plant) in accordance with Good Industry Practices and vendor and supplier recommendations.

“Material Additional Project Document” shall mean any Additional Project Document if (i) the aggregate cost or value of goods and services to be acquired by any Borrower pursuant thereto could reasonably be expected to exceed Two Million Dollars ($2,000,000) or the equivalent in any calendar year, (ii) the aggregate amount of termination fees, liquidated damages or aggregate liability which could be incurred by any Borrower in respect of such Additional Project Document in any single calendar year could reasonably be expected to exceed Two Million Dollars ($2,000,000) or the equivalent, (iii) such Additional Project Document provides for the sale of any service, output or other product by any Borrower, other than a Buffalo Lake Permitted Long-Term Sales Agreement (as defined in the Senior Credit Agreement) or a Pioneer Trail Permitted Long-Term Sales Agreement (as defined in the Senior Credit Agreement), (iv) such Additional Project Document provides for the purchase of gas by any Borrower other than pursuant to and in accordance with the Risk Management Policy (as defined in the Senior Credit Agreement), or as otherwise permitted under clauses (i) or (ii) above, or (v) such Additional Project Document provides for the purchase of denaturants by any Borrower other than a Buffalo Lake Permitted Denaturant Agreement (as defined in the Senior Credit Agreement), a Pioneer Trail Permitted Denaturant Agreement (as defined in the Senior Credit Agreement), or as otherwise permitted under clauses (i) or (ii) above.

“Material Adverse Change” or “Material Adverse Effect” shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Borrower Affiliate Parties taken as a whole, (c) impairs or could reasonably be expected to impair the ability of the Borrower Affiliate Parties to duly and punctually pay or perform their Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Maturity Date” shall mean March __, 2015.

“Maximum Rate” shall have the meaning giving to it in Section 3.3 [Interest Rate Limitation].

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NRC” shall mean Nebraska Resources Company, LLC, a limited liability company organized and existing under the laws of Oklahoma and a subsidiary of Seminole.

“Necessary Governmental Approval” shall have the meaning provided in Section 5.1.24 [Governmental Approvals].

“Notes” or “Term Notes” shall mean collectively and Note or Term Note shall mean separately all the Notes or Term Notes, as the case may be, of the Borrower in the form of Exhibit 1.1(R) evidencing the Term Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Notices” or “Notice” shall have the meaning assigned to that term in Section 10.5 [Notices].

“Obligation” shall mean any obligation or liability of any Borrower Affiliate Party to the Agent or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Agent’s Letter or any other Loan Document. Obligations arising solely in connection with Permitted Senior Debt are not “Obligations” hereunder.

“Official Body” shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Operating Year” shall mean each year (or portion thereof) occurring after the first Commercial Operation Date shall have occurred and thereafter each calendar year.

“Operation and Maintenance Expenses” shall mean (with respect to each Plant that has achieved its Commercial Operation Date), for any period on or after the Commercial Operation Date for each such Plant, collectively, without duplication, all reasonable (i) expenses of administering and operating the Project and of maintaining it in accordance with Good Industry Practices (including expenses which may be capitalized) incurred by any Borrower Affiliate Party, (ii) grain and fuel procurement and transportation costs payable by any Borrower Affiliate Party, (iii) direct operating and maintenance costs of the Plants payable by any Borrower Affiliate Party, (iv) insurance premiums payable by any Borrower Affiliate Party, (v) property, sales, value-added and excise taxes payable by any Borrower Affiliate Party (other than taxes imposed on or measured by income or receipts), (vi) costs and fees incurred by any Borrower Affiliate Party in connection with obtaining and maintaining in effect the Governmental Approvals required in connection with the Project, (vii) legal, accounting and other professional fees incurred in the ordinary course of business in connection with the Project payable by any Borrower Affiliate Party and (viii) payments payable by any Borrower under and pursuant to any Management Services Agreements (as defined in the Senior Credit Agreement); provided, that “Operation and Maintenance Expenses” shall not include (a) Project costs or (b) payments due under the Permitted Senior Debt.

“Operator” shall mean an operator of the Plants (i) during any time when the Indebtedness evidenced by the Senior Loan Documents is outstanding, acceptable to the Senior Lenders and (ii) thereafter, acceptable to the Agent and the Required Lenders.

“Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder.

“Penalty Rate” shall mean a rate per annum of 17%.

“Performance Bond” shall have the meaning set forth in the Senior Credit Agreement.

“Permitted Investments” shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(iv) money market funds rated at least “AA” by Standard & Poors or “Aa” by Moody’s Investor Services, Inc.;

(v) Investments consisting of promissory notes or other non-cash consideration received as proceeds of asset dispositions permitted by Section 7.2.7 [Disposition of Assets or Subsidiaries];

(vi) Investments by the Borrower Affiliate Parties not otherwise permitted hereunder, provided that the aggregate amount of all such outstanding Investments does not to exceed $300,000 at any time; and

(vii) Investments consisting of equity interests in, and capital contributions to, Subsidiaries of the Borrower which are also Guarantors hereunder.

“Permitted Liens” shall mean:

(i) Liens created under the Senior Loan Documents;

(ii) Liens for taxes, assessments, or similar charges to the extent not required to be paid under Section 7.1.2 [Payment of Liabilities, Including Taxes, Etc.];

(iii) Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iv) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business and which are (A) not overdue by more than 60 days or liens on property to secure claims for labor, materials or supplies relating to such property and pertaining to obligations not yet overdue by more than 60 days or (B) for amounts being contested in good faith and by appropriate proceedings, so long as (x) such contest does not involve any risk of the sale, forfeiture or loss of any of the Collateral, (y) enforcement of the contested item shall be effectively stayed and (z) a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as to reasonably assure the Agent that any amounts determined to be due will be promptly paid in full when such contest is resolved and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(v) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, appeal bonds or surety, indemnity, performance or other similar bonds required in the ordinary course of business;

(vi) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vii) Liens, security interests and mortgages in favor of the Agent for the benefit of the Lenders;

(viii) Liens arising out of a judgment or award that (i) does not constitute an Event of Default under Section 8.1.6 and (ii) is subject to a good faith contest by the Borrower Affiliate Parties;

(ix) Liens arising out of any asset leased in accordance with the Buffalo Lake Grain Facility Lease, Pioneer Trail Grain Facility Lease, Buffalo Lake Rail Car Lease Agreement (as defined in the Senior Credit Agreement) or Pioneer Trail Rail Car Lease Agreement (as defined in the Senior Credit Agreement); and

(x) the netting and set-off rights permitted under any Hedging Agreement (as defined in the Senior Credit Agreement) entered into in accordance with the Risk Management Policy (as defined in the Senior Credit Agreement) and the provisions of Section 5.31 of the Senior Credit Agreement.

“Permitted Senior Debt” shall mean the secured senior debt provided to BFE Operating, Buffalo Lake and Pioneer Trail by Senior Lenders, pursuant to the Senior Credit Agreement dated on or about the Closing Date.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Pioneer Trail” shall mean Pioneer Trail Energy, LLC, a Delaware limited liability company.

“Pioneer Trail Commercial Operation Date” shall mean the date of the first crush of corn at the Pioneer Trail Plant.

“Pioneer Trail Project Documents” shall mean the following contracts as defined in the Senior Credit Agreement: (i) the Pioneer Trail Access Agreement, the Pioneer Trail EPC Contract, the Pioneer Trail O&M Agreement (when executed and delivered), the Pioneer Trail Corn Supply Agreement, the Pioneer Trail Corn Future Advisory Agreement, the Pioneer Trail Risk Management Agreement, the Pioneer Trail Distillers Grains Marketing Agreement, the Pioneer Trail Ethanol Marketing Agreement, the Pioneer Trail Master Agreement, the Pioneer Trail Gas Supply Agreement(s), the Pioneer Trail Gas Transportation Services Agreement, the Pioneer Trail NAESB Agreement, the Pioneer Trail Gas Supply Representation and Management Agreement, the Pioneer Trail Gas Pipeline Construction and Management Agreement, the Pioneer Trail Grain Facility Lease, the Pioneer Trail Land Purchase Agreements, the Pioneer Trail Delta-T License Agreement, the Pioneer Trail Limited Liability Company Agreement, the Pioneer Trail Management Services Agreement (when executed and delivered), the Pioneer Trail Rail Car Exchange Agreement, the Pioneer Trail Railroad Car Lease Agreement, TIC Indemnity Confirmation (Pioneer Trail), the Pioneer Trail Payment and Performance Bond, the Pioneer Trail Escrow Agreement, Pioneer Trail Redevelopment Contract, Pioneer Trail Water Rights Deed, UP Consent (Pioneer Trail), UP Consent (Pioneer Trail), UP Industry Track Contract (Pioneer Trail), UP Ground Leases, Pioneer Trail Redevelopment Contract and, at all times after the execution and delivery thereof, each Material Additional Project Document; (ii) a Consent Agreement (as defined in the Senior Credit Agreement) relating to each of the following Project Documents: the Pioneer Trail Access Agreement, Pioneer Trail Corn Supply Start-up Agreement, the Pioneer Trail EPC Contract, the Pioneer Trail O&M Agreement, the Pioneer Trail Corn Supply Agreement, the Pioneer Trail Corn Future Advisory Agreement, the Pioneer Trail Risk Management Agreement, the Pioneer Trail Distillers Grains Marketing Agreement, the Pioneer Trail Ethanol Marketing Agreement, the Pioneer Trail Master Agreement, the Pioneer Trail Gas Supply Agreement, the Pioneer Trail Gas Supply Representation and Management Agreement, the Pioneer Trail Gas Transportation Services Agreement, the Pioneer Trail NAESB Agreement, the Pioneer Trail Gas Pipeline Construction and Management Agreement, the Pioneer Trail Grain Facility Lease, the Pioneer Trail Delta-T License Agreement, the Pioneer Trail Railroad Land Lease Agreement, the Pioneer Trail Rail Car Exchange Agreement, the Pioneer Trail Rail Car Lease Agreement and the Pioneer Trail Management Services Agreement and (iii) at all times after the execution and delivery of any Material Additional Project Document, a Consent Agreement with respect thereto.

“Pioneer Trail Grain Facility Lease” shall have the meaning set forth in the Senior Credit Agreement.

“Pioneer Trail Land” shall mean the site upon which the Pioneer Trail Plant will be installed, together with any fixtures and civil works constructed thereon and any other easements, licenses and other real property rights and interests required for the installation and operation of such Plant, including the land referred to in the Pioneer Trail Grain Facility Lease.

“Pioneer Trail Plant” shall mean the fuel grade, denatured ethanol production facility located near Wood River, Nebraska, with a nameplate capacity of 115 million gallons-per-year, including the Pioneer Trail Land on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto (including all associated electrical, gas, steam, and water interconnection, storage and treatment facilities, to the extent owned by any Borrower Affiliate Party).

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Multiemployer Plan.

“Plants” shall mean, collectively, the Buffalo Lake Plant and the Pioneer Trail Plant.

“Pledge Agreement” shall mean the Pledge Agreement in the form of Exhibit 1.1(P), dated on the date hereof executed and delivered by Borrower in respect of all of their owned equity interest, including any LLC Interests.

“Potential Default” shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Lenders, or any combination of the foregoing, would constitute an Event of Default.

“Principal Office” shall mean the main office of the Agent in New York, New York.

“Prior Security Interest” shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral.

“Project” shall mean, collectively, the Plants, the Land, and all easements, leasehold interests, licenses, permits, contract rights and other real and personal property interests now owned or hereafter acquired by any Guarantor or in which any Guarantor has any rights.

“Project Documents” shall mean, collectively, Buffalo Lake Project Documents and the Pioneer Trail Project Documents.

“Project Participants” shall mean the Borrower, each of the Guarantors, Cargill, Center Point Energy, Cornerstone, NRC, the EPC Contractor (only until the expiration or final settlement of liquidated damages and warranty claims under each EPC Contract and Payment and Performance Bond), Delta-T (only until the expiration or final settlement of liquidated damages and warranty claims under each EPC Contract and Performance Bond), the Operator, Trinity Industries Leasing Company, each manager under the Management Services Agreement (as defined in the Senior Credit Agreement), each gas supplier under the relevant Gas Supply Agreement (as defined in the Senior Credit Agreement), each gas pipeline construction and management counterparty under each Gas Pipeline Construction and Management Agreement (as defined in the Senior Credit Agreement), each gas transportation counterparty under each Gas Transportation Services Agreement and, each party (other than any Borrower) to a Material Additional Project Document, and each Replacement Project Participant.

“Property” shall mean all real property owned or leased by any Borrower Affiliate Party or Subsidiary of any Borrower Affiliate Party; which is described on Schedule 5.1.14.

“Provisional Acceptance” shall have the meaning provided in any EPC Contract.

“Public Offering” shall mean a public offering of securities of BioFuel Energy Corp. pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Railroad” shall mean Union Pacific Railroad Company.

“Ratable Share” shall mean the proportion that a Lender’s Commitment bears to the Commitments of all of the Lenders.

“Regulation U” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material, but excluding (i) emissions from the engine exhaust of a motor vehicle and (ii) the normal application of fertilizer).

“Required Lenders” shall mean (i) if there are no Loans outstanding, (a) Lenders whose Commitments aggregate at least 67% of the Commitments of all of the Lenders, or (b) if there are two (2) or fewer Lenders, all such Lenders, (ii) if there are Loans, outstanding, (a) if there are more than two (2) Lenders, any Lender or group of Lenders if the sum of the Loans of such Lenders then outstanding aggregates at least 67% of the total principal amount of all of the Loans then outstanding or (b) if there are two (2) or fewer Lenders, all such Lenders. For purposes of this definition only, all Lenders that are Affiliates shall constitute one Lender.

“Replacement Project Participant” shall mean, with respect to any Project Participant (other than any Borrower Affiliate Party), any Person satisfactory to the Required Lenders and having credit, or acceptable credit support, equal to or greater than that of the replaced Project Participant on the date that the applicable Project Document was entered into who, pursuant to a definitive agreement reasonably satisfactory to the Required Lenders, assumes the obligations of the replaced Project Participant on terms and conditions no less favorable to the relevant Borrower Affiliate Party than those applicable to the replaced Project Participant pursuant to the applicable Project Document.

“Seminole” shall Seminole Energy Services, LLC, a limited liability company organized and existing under the laws of Oklahoma.

“Senior Credit Agreement” shall mean the Credit Agreement, dated as of the date hereof, among BFE Operating, Buffalo Lake, Pioneer Trail, the Senior Lenders, Deutsche Bank Trust Company Americas in such capacity as collateral agent and BNP Paribus in such capacity as the administrative agent and the arranger, as the same may be amended or supplemented from time to time.

“Senior Lenders” shall mean the parties who are lenders under the Senior Credit Agreement.

“Senior Loan Documents” shall mean the documents described in the Senior Credit Agreement as “Financing Documents”.

“Subordination Agreement” shall mean the Subordination Agreement in the form of Exhibit 1.1(U) dated the Closing Date between Senior Lenders and the Agent in respect of the Permitted Senior Debt.

“Subsidiary” of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the LLC Interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries.

“Subsidiary Shares” shall have the meaning assigned to that term in Section 5.1.2 [Capitalization and Ownership].

“Takedown Fees” shall have the meaning assigned to such term in Section 2.3(b) [Takedown Fees].

“Taking” shall mean any circumstance or event, or series of circumstances or events (including an Expropriation Event), in consequence of which the Project or any portion thereof shall be condemned, nationalized, seized, compulsorily acquired or otherwise expropriated by any Official Body under power of eminent domain or otherwise.

“TIF Indebtedness” shall have the meaning provided in Section 7.2.1(c) [Indebtedness] of this Agreement.

“Unfinanced Capital Expenditures” shall mean Capital Expenditures which are made with operating funds of a Borrower Affiliate Party and not through lease or debt or similar arrangements with third parties and shall, in all events exclude Capital Expenditures made with equity contributions to the Borrower or proceeds of unsecured subordinated debt acceptable to Required Lenders made contemporaneously therewith.

“Uniform Commercial Code” shall have the meaning assigned to that term in Section 5.1.13 [Security Interests].

“Work” shall have the meaning provided in any EPC Contract.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1 Number; Inclusion. References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2 Determination. References to “determination” of or by the Agent or the Lenders shall mean good-faith estimates by the Agent or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3 Agent’s Discretion and Consent. Whenever the Agent or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4 Documents Taken as a Whole. The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5 Headings. The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents, preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6 Implied References to this Agreement. Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7 Persons. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8 Modifications to Documents. Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9 From, To and Through. Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10 Shall; Will. References to “shall” and “will” are intended to have the same meaning.

1.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 [Negative Covenants]) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements except that interim financial statements will not have footnote disclosures. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.2 [Negative Covenants] based upon the Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time.

1.4 Concerning Corporate Terms. When terms such as “stock,” “shares,” “shareholders,” “corporate,” “company” and similar terms generally associated with corporations are used herein or in the Loan Documents, they shall be deemed as well to refer to limited liability member interests, owners of those interests and a limited liability company or similar entity, as the context may require, and references to corporate governance documents and procedures shall have their appropriate and correlative meanings with respect to limited liability companies, as the context may require, and vice versa.

2. TERM FACILITY

2.1 Term Loan Commitments.

2.1.1 Generally. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally but not jointly agrees to make Term Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date, provided that after giving effect to such Term Loans the aggregate amount of the Term Loans of such Lender shall not exceed such Lender’s Commitment. Notwithstanding anything in this Agreement to the contrary, amounts borrowed hereunder and repaid may not be re-borrowed.

2.1.2 Aggregate Commitments on Closing Date. In the event that any Lender fails to advance funds according to such Lender’s Commitments, Borrower may request at any time after the Initial Funding Date, subject to the requirements of Section 6.2 [Each Additional Loan], that an existing Lender increase its Commitment. (Any existing Lender may decline to increase its Commitment in its sole discretion.) In connection with any such increase, Schedule 1.1(A) shall be amended and restated to reflect such increase. The Commitments as increased in accordance herewith shall not exceed $50,000,000.

2.2 Nature of Lenders’ Obligations with Respect to the Term Loans. Each Lender shall be obligated to participate in each request for Terms Loans pursuant to Section 2.4 [Term Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Term Loans hereunder to the Borrower at any time shall never exceed such Lender’s Commitment. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such non-performing Lender to perform its obligations hereunder. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, if an Event of Default or Potential Default exists, or after the Expiration Date.

2.3 Takedown Fees. (a) The Borrower hereby agrees to pay to the Agent on the date hereof (the “Initial Fee Payment Date”) for the ratable account of each Lender, as consideration for such Lender’s Commitment hereunder, a nonrefundable initial fee (the “Initial Fee”) equal to TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000).

(b) The Borrower hereby agrees to pay to the Agent for the ratable account of each Lender, as consideration for such Lender’s Commitment hereunder a drawdown fee (the “Drawdown Fee,” together with the Initial Fee, the “Takedown Fees”) equal to five percent (5%) of the principal amount of each borrowing made hereunder. Each Drawdown Fee is payable on the Borrowing Date of such advance (the “Drawdown Fee Payment Date”).

(c) Any Takedown Fees may, at the election of the Agent, be offset against the principal amount of any borrowing made hereunder. Notwithstanding anything in this Agreement to the contrary, no manager, director (other than directors or managers designated or nominated by the Lenders) or officer of any Borrower Affiliate Party shall receive any distributions of funds at any time when unpaid Takedown Fees are outstanding.

2.4 Term Loan Requests. Except as otherwise provided herein and subject to the limitations of Section 2.5 [Making Term Loans] hereof, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Term Loans (until such time as when a respective Lender has made Term Loans in an aggregate amount equal to such Lender’s respective Commitment), by delivering to the Agent, not later than 10:00 a.m., New York City time, at least two Business Days prior to the proposed Borrowing Date with respect to the making of a Term Loan, a request therefor substantially in the form of Exhibit 2.4 or a request by telephone immediately confirmed in writing by letter or facsimile in such form (each, a “Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; and (ii) the aggregate dollar amount of the proposed advance comprising the borrowing, which shall (i) not be more than the Commitments minus amount previously borrowed hereunder, and (ii) be not less than $1,000,000 and (iii) in integral multiples of $500,000.

2.5 Making Term Loans. The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4 [Term Loan Requests], notify the Lenders of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Term Loans requested thereby; (ii) the amount of each such Term Loan; and (iii) the apportionment among the Lenders of such Term Loans as determined by the Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations With Respect to Term Loans]. If no Default or Potential Default exists, each Lender shall remit the principal amount of each Term Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Loan], fund such Term Loans to the Borrower in U.S. Dollars and immediately available funds prior to 12:00 p.m., New York City time, on the applicable Borrowing Date; provided that notwithstanding anything in this Agreement to the contrary, no Lender shall be required to make Term Loans in the aggregate amount of Term Loans made by such Lender that would exceed such Lender’s respective Commitment.

2.6 Notes. The obligation of the Borrower to repay the aggregate unpaid principal amount of the Term Loans made to it by each Lender, together with interest thereon, shall be evidenced by a Term Note dated the Closing Date payable to the order of such Lender in a face amount equal to the Commitment of such Lender.

3. INTEREST RATES

3.1 Interest Rate. Borrower agrees to pay interest in respect of the outstanding Obligations hereunder, in arrears on the last day of each calendar quarter, from the date the proceeds thereof are made available to Borrower (i.e., the date of funding) until paid, at a rate per annum equal to the Interest Rate. The quarterly interest due on the principal balance of the Loans outstanding shall be computed for the actual number of days elapsed during the quarter in question on the basis of a year consisting of three hundred sixty (360) days and shall be calculated by determining the average daily principal balance outstanding for each day of the quarter in question. The daily rate shall be equal to 1/360th times the Interest Rate.

3.2 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be the Penalty Rate.

3.2.1 Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 3.2 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk, and all such interest shall be payable by the Borrower upon demand by Agent.

3.3 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

4. PAYMENTS

4.1 Payments. All payments and prepayments to be made in respect of principal, interest, Takedown Fees, Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., New York City time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the ratable accounts of the Lenders with respect to the Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Lenders in immediately available funds. The Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.”

4.2 Pro Rata Treatment of Lenders. Each borrowing shall be allocated to each Lender according to its Ratable Share, and each payment or prepayment by the Borrower with respect to principal, interest, Takedown Fees or other fees (except for the Agent’s Fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Loans, shall except as in the case of an event specified in Section 4.6 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Lender.

4.3 Payment Dates.

4.3.1 Interest Payment Dates.

(a) Interest on Loans shall be due and payable in arrears on the last calendar day of each calendar quarter after the date hereof (each an “Interest Payment Date”), on the Maturity Date and upon acceleration of the Notes or Obligations. Interest on mandatory prepayments of principal under Section 4.5 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. All Interest which is due and payable on any date other than the Maturity Date and which is not paid by the Borrower on the date when due, shall be capitalized by adding such Interest to the Loan.

(b) Notwithstanding the provisions of Section 4.3.1(a), during the period prior to the Conversion Date (as defined in the Senior Credit Agreement as in existence as of the date hereof and without giving effect to any amendments thereto or waivers of any provisions thereof), the aggregate amount of Interest payable in cash by the Borrower to the Lender shall not exceed $10,000,000 in the aggregate, provided however that any Interest not paid in cash due to the limitation contained in this Section 4.3.1(b) shall continue to accrue pursuant to this Agreement and the other Loan Documents, shall be capitalized by adding such Interest to the Loan and shall be due on the next Interest Payment Date. For purposes of clarity, the nonpayment of any interest pursuant to this Section 4.3.1(b), to the extent that such nonpayment is allowed by this Section 4.3.1(b), shall not constitute an Event of Default.

4.3.2 Principal Payment Dates. The entire principal balance plus all accrued and unpaid interest, and all unpaid fees and costs, if any, shall be due and payable on the Maturity Date.

4.4 Voluntary Prepayments.

4.4.1 Right to Prepay. The Borrower shall have the right at its option at any time and from time to time to prepay the Loans in whole or part without premium or penalty except as provided in Section 4.6 [Additional Compensation in Certain Circumstances]. Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 11:00 a.m. New York City time on the date of prepayment of Loans setting forth the following information:

(a) the date, which shall be a Business Day, on which the proposed prepayment is to be made; and

(b) the total principal amount of such prepayment, which shall not be less than $1,000,000.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Any prepayment hereunder shall be subject to the Borrower’s obligations to indemnify the Lenders under Section 4.6.2 [Losses Caused by Borrower Affiliate Parties].

4.5 Mandatory Prepayments.

4.5.1 Sale of Assets. Except to the extent otherwise provided in this Agreement, within five (5) Business Days of any sale of assets authorized by Section 7.2.7 [Disposition of Assets or Subsidiaries], which is (a) in excess of $1,000,000 in any one transaction or $2,000,000 in any fiscal year, or (b) made when there exists an Event of Default or Potential Default, the Borrower shall make a mandatory prepayment of principal on the Loans in an amount equal to the after-tax proceeds of such sale (as estimated in good faith by the Borrower); provided that no payment shall be required to be made under this Section 4.5.1 at any time when principal amounts are outstanding under the Senior Credit Agreement unless such payment could be made in accordance with the provisions of the Account Agreement (as defined in the Senior Credit Agreement).

4.5.2 Excess Cash. On the last calendar day of each quarter after the date hereof, all funds swept into the Distribution Account established pursuant to the Account

Agreement (as defined in the Senior Credit Agreement) and available to be distributed pursuant to the terms and conditions of the Account Agreement (as defined in the Senior Credit Agreement), together with any other funds available for distribution, shall be distributed at such time, directly or indirectly, to the Borrower and all such sums shall be used at such time to repay the Obligations outstanding under this Agreement.

4.6 Additional Compensation in Certain Circumstances.

4.6.1 Increased Costs or Reduced Return Resulting from Taxes, Expenses, Etc. If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any Official Body:

(a) subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Takedown Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Lender), or

(b) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender; and

(c) the result of (a) or (b) is to increase the cost to, reduce the income receivable by, or impose any expense upon any Lender with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans by an amount which such Lender in its sole discretion deems to be material, such Lender shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Lender to be necessary to compensate such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

4.6.2 Losses Caused by Borrower Affiliate Parties. In addition to the compensation required by Section 4.6.1 [Increased Costs or Reduced Return Resulting from Taxes, Expenses, Etc.], the Borrower shall reimburse each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties) which such Lender sustains or incurs as a consequence of any of the following:

(a) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Term Loan Requests] or notice relating to prepayments under Section 4.4 [Voluntary Prepayments], or

(b) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Takedown Fee or any other amount due hereunder (without duplication of any payments required, under Section 4.7 [Indemnification by Borrower] or Section 10.3 [Reimbursement and Indemnification of Lenders by the Borrower; Taxes] in connection with any such default).

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given. For purposes of clarity, notwithstanding any provision of this Section 4.6.2 to the contrary, no reimbursement shall be required to be made for loss or margin that is attributable to a prepayment made in accordance with Section 4.4 [Voluntary Prepayments].

4.6.3 Mitigation Obligation. If any Lender requests compensation under Section 4.6.1 [Increased Costs or Reduced Return Resulting from Taxes, Expenses, Etc.] or the Borrower is required to pay any additional amount to any Lender for the account of any Lender pursuant to Section 4.6.2 [Losses Caused by Borrower Affiliate Parties], then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loan hereunder or to assist its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.6.1 [Increased Costs or Reduced Return Resulting from Taxes, Expenses, Etc.] or 4.6.2 [Losses Caused by Borrower Affiliate Parties] as the case may be, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

4.7 INDEMNIFICATION BY BORROWER. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE BORROWER HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE AGENT (EACH AN “INDEMNIFIED PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE INDEMNIFIED PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY ACTIVITY FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS MATERIAL AT ANY PROPERTY OWNED OR LEASED BY ANY BORROWER AFFILIATE PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY

OWNED OR LEASED BY ANY BORROWER AFFILIATE PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY BORROWER AFFILIATE PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS MATERIALS OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE INDEMNIFIED PARTIES AND ANY ACTION TAKEN OR OMITTED BY A LENDER HEREUNDER, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, BORROWER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 4.7 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE LOAN DOCUMENTS AND TERMINATION OF THE COMMITMENTS HEREUNDER OR TERMINATION AGREEMENT.

5. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties. The Borrower represents and warrants subject to the provisions of Section 1.4 [Concerning Corporate Terms], to the Agent and each of the Lenders as follows:

5.1.1 Organization and Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of its respective state of formation. Each Borrower Affiliate Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Borrower Affiliate Party is duly licensed or qualified and in good standing in each jurisdiction listed opposite its name on Schedule 5.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary if the failure to be so licensed or qualified would cause or constitute a Material Adverse Change.

5.1.2 Capitalization and Ownership. The authorized LLC Interests of Borrower and LLC Interest of each Guarantor are owned as indicated on Schedule 5.1.2, as of the Closing Date. All of the LLC Interests and any other equity interests of each Borrower Affiliate Party (collectively, “Subsidiary Shares”) have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any such LLC Interests except as indicated on Schedule 5.1.2.

5.1.3 Subsidiaries. Each Borrower Affiliate Party has good title to all of the Subsidiary Shares, it purports to own, free and clear in each case of any Lien other than Liens in favor of the Agent under the Pledge Agreement or in favor of the collateral agent of the Senior Lenders under the Senior Loan Documents. All Subsidiary Shares have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of all Subsidiary Shares have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares.

5.1.4 Power and Authority. Each Borrower Affiliate Party has full power to enter into, execute, deliver and carry out each Loan Document to which it is a party, to incur the Indebtedness contemplated by the Loan Documents to which it is a party and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.5 Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by the Borrower, and each other Loan Document which any Borrower Affiliate Parties are required to execute and deliver on or after the date hereof will have been duly executed and delivered by the Borrower Affiliate Parties on the required date of delivery of such Loan Document. This Agreement and each of the other Loan Documents constitutes, or will constitute, legal, valid and binding obligations of such Borrower Affiliate Party on and after its date of delivery thereof, enforceable against such Borrower Affiliate Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

5.1.6 No Conflict. Neither the execution and delivery of this Agreement or the other Loan Documents by any Borrower Affiliate Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of formation, limited liability company agreement or other organizational documents of any Borrower Affiliate Party or (ii) any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Borrower Affiliate Party is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Borrower Affiliate Party or any of its Subsidiaries (other than Liens granted under the Loan Documents) except with respect to clause (ii), to the extent such conflict, default or breach which would not cause or constitute an Event of Default.

5.1.7 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Borrower Affiliate Party, threatened against any Borrower Affiliate Party at law or equity before any Official Body which individually or in the aggregate would cause or constitute a Material Adverse Change. No Borrower Affiliate Party is in violation of any order, writ, injunction or any decree of any Official Body which would cause or constitute a Material Adverse Change. There are no ongoing, or, to the best knowledge of the Borrower, currently threatened, strikes, collective slowdowns or work stoppages by (i) the employees of the EPC Contractor that either relate to the Project, any of this Agreement, the Guaranty Agreements, the Note or the Pledge Agreement or any of the transactions contemplated thereby, or has or would reasonably be expected to have a Material Adverse Effect or (ii) the employees of any Borrower Affiliate Party or the Operator.

5.1.8 Use of Proceeds. The Borrower Affiliate Parties shall use the proceeds of the Loans in accordance with Section 7.1.7 [Use of Proceeds].

5.1.9 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Lender in connection herewith or therewith, contains, when taken as a whole, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower (other than general economic conditions) which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Borrower Affiliate Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

5.1.10 Taxes. All federal, state, local and other tax returns required to have been filed with respect to the Borrower Affiliate Parties have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. As of the Closing Date, there are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of the Borrower Affiliate Parties for any period.

5.1.11 Consents and Approvals. Except for the filing of financing statements in the state and county filing offices in respect of the Collateral, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Borrower Affiliate Party, other than those obtained or made on or prior to the Closing Date.

5.1.12 No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Borrower Affiliate Parties is in violation of (i) any term of its certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

5.1.13 Security Interests. The Liens and security interests granted to the Agent for the benefit of the Lenders pursuant to the Pledge Agreement in the Collateral constitute Prior Security Interests under the Uniform Commercial Code as in effect from time to time in each applicable jurisdiction (the “Uniform Commercial Code”) or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law. Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, and taking possession of any stock certificates, certificated membership interests or other certificates evidencing the Collateral, all such action as is necessary or advisable to establish such rights of the Agent will have been taken, and there will be upon execution and delivery of the Pledge Agreement, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six months prior to each five-year anniversary of the filing of such financing statements. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.

5.1.14 Real Property. No Borrower Affiliate Party owns real property except for ownership of a portion of the Buffalo Lake Land and a portion of the Pioneer Trail Land. The Borrower Affiliate Parties occupy the locations described on Schedule 5.1.14 (which sets forth the street address, state, owner, lessor and lessee). The Borrower Affiliate Parties have valid leasehold interest in all properties, assets and other rights which they purport to lease or which are reflected as leased on their books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby except to the extent failure to do so would not cause a Material Adverse Change.

5.1.15 Status of the Collateral. All the LLC Interests included in the Collateral to be pledged pursuant to the Pledge Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except as otherwise provided by the Pledge Agreement and except as the right of the Lenders to dispose of the LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no limited liability company or other agreements or understandings with respect to the LLC Interests included in the Collateral except for the limited liability company agreements described on Schedule 5.1.15. The Borrower has delivered true and correct copies of such limited liability company agreements to the Agent. On the Closing Date, 100% of the LLC Interests of BFE Holdings shall be pledged pursuant to the Pledge Agreement.

5.1.16 Insurance. Schedule 5.1.16 lists as of the Closing Date all insurance policies and other bonds to which any Borrower Affiliate Party is a party, all of which are as of the Closing Date valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby except to the extent replaced by coverage under other policies. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the each Borrower Affiliate Party in accordance with prudent business practice in the industry of the Borrower Affiliate Parties. Without limiting the foregoing, Schedule 5.1.16 describes the errors and omissions insurance coverage as of the

Closing Date, each Borrower Affiliate Party’s existing insurance policies and any key man life insurance policy.

5.1.17 Compliance with Laws. The Borrower Affiliate Parties are in material compliance in all respects with all applicable Laws in all jurisdictions in which the Borrower Affiliate Parties are presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

5.1.18 Material Contracts; Burdensome Restrictions. Schedule 5.1.18 lists as of the Closing Date all material contracts relating to the business operations of the Borrower Affiliate Parties, including all employee benefit plans and Labor Contracts, other than Loan Documents and Project Documents. All such material contracts are valid, binding and enforceable upon the Borrower Affiliate Parties and each of the other parties thereto in accordance with their respective terms except to the extent any lack of such validity, binding effect or enforceability would not cause a Material Adverse Change, and there is no default thereunder, to the Borrower’s knowledge, with respect to parties other than the Borrower Affiliate Parties except for defaults of the Borrower Affiliate Parties which would not cause a Material Adverse Change. No Borrower Affiliate Party is nor is any Subsidiary bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change. For purposes of this Section 5.1.18, a “material contract” means a contract that obligates a Borrower Affiliate Party to pay money in an amount, or provide services valued, in excess of $150,000 during any 12-month period. The amounts that a Borrower Affiliate Party is obligated to pay under contracts not listed on Schedule 5.1.18 do not exceed $800,000 on an annual basis.

5.1.19 Investment Companies; Regulated Entities. None of the Borrower Affiliate Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” Neither the making of any Loans, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby will violate any provisions of the Investment Company Act of 1940 or any rule, regulation or order of the U.S. Securities and Exchange Commission thereunder.

5.1.20 Environmental Matters. Except as set forth on Schedule 5.1.20, as of the Closing Date, there are no violations, or allegations thereof in writing, of any Environmental Law applicable to any Property and, to the knowledge of the Borrower, to any property of any predecessor of the Borrower Affiliate Parties.

(a) Each Borrower Affiliate Party has complied and is now complying in all material respects with (i) all Environmental Laws applicable to the Project and (ii) the requirements of any Governmental Approvals issued under such Environmental Laws with respect to the Project.

(b) There are no facts, circumstances, conditions or occurrences regarding the Project that (i) to the knowledge of the Borrower (after due inquiry), could reasonably be anticipated to form the basis of an Environmental Claim against the Project, any Borrower Affiliate Party, the EPC Contractor or the Operator or, to the best knowledge of the Borrower, any other Person occupying or conducting operations on or about the Land which if adversely determined could reasonably be expected to have a Material Adverse Change, (ii) could reasonably be anticipated to cause the Land to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law or (iii) to the knowledge of the Borrower (after due inquiry) could be reasonably anticipated to require the filing or recording of any notice or disclosure document under any Environmental Law (other than those described in Schedule 5.1.24 [Governmental Approvals] hereto).

(c) There are no past, pending, or, to the best knowledge of the Borrower, threatened, Environmental Claims against (i) any Borrower Affiliate Party or the Project, or (ii) to the best knowledge of the Borrower, the EPC Contractor or the Operator or any other Person occupying, using, or conducting operations on or about the Land, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change.

(d) Except as set forth on Schedule 5.1.20 and except as could not reasonably be expected to have a Material Adverse Effect, Hazardous Materials have not at any time been generated, used, treated, recycled, stored on, or transported to or from, or Released, deposited or disposed of on all or any portion of the Land other than in compliance at all times with all applicable Environmental Laws.

(e) Except as set forth on Schedule 5.1.20, there are not now and, to the knowledge of the Borrower, never have been any underground storage tanks located on the Land, there is no asbestos contained in, forming part of, or contaminating any part of the Project and no polychlorinated biphenyls (PCBs) are used, stored, located at or contaminate any part of the Project.

(f) The Borrower is not aware of any evidence of groundwater contamination on the Land.

(g) Copies of all environmental studies regarding the Project and/or the Land of which any Borrower Affiliate Party is aware have been delivered to the Agent.

5.1.21 [Reserved]

5.1.22 Solvency, Etc. On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to each Borrower Affiliate Party, individually, (i) the fair value of its assets (including, without limitation, any rights of contribution of a Borrower Affiliate Party against another Borrower Affiliate Party that is a Guarantor) is greater than the amount of its liabilities as such value is established and liabilities evaluated, (ii) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (iii) it is able to realize upon its assets and pay its debts and other liabilities as they mature in the normal course of business, (iv) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (v) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.1.23 Financial Statements.

(a) The Borrower has delivered to the Agent the following financial statements, each of which has been certified by the principal financial officer of the Borrower the audited (if available) or otherwise unaudited consolidated financial statements of the Borrower and its Subsidiaries as at and for the period ended on June 30, 2006 prepared in accordance with GAAP. Such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of its operations for the periods ended on such dates, subject, in the case of interim statements, to normal year-end audit adjustments.

(b) No Borrower Affiliate Party has any material outstanding obligations or liabilities, fixed or contingent, except as disclosed in the financial statements described in (a) above. Since the date of the last financial statements described in (a) above, no event, condition or circumstance exists or has occurred which has resulted in or could reasonably be expected to result in a Material Adverse Change in the financial condition, operations, business, profits or prospects of the Borrower Affiliate Parties from that set forth in such financial statements, and no event or condition has occurred which could reasonably be expected to have a Material Adverse Change.

5.1.24 Governmental Approvals.

(a) All Governmental Approvals necessary in connection with (i) the due execution and delivery of, and performance by any Borrower Affiliate Party and, to the best knowledge of the Borrower (after due inquiry) each Project Participant of their respective obligations and the exercise of their respective rights under, the Loan Documents to which they are a party and the Project Documents to which they are party, (ii) the legality, validity and binding effect or enforceability thereof and (iii) in the case of Governmental Approvals to be obtained by on or behalf of Borrower, and, to Borrower’s knowledge (after due inquiry), any other Project Participant, the acquisition, ownership, construction, installation, operation and maintenance of the Project as contemplated by the Project Documents and in order to conduct its business generally and maintain its existence (collectively, the “Necessary Governmental Approvals”), are set forth in Schedule 5.1.24 hereto and, except for those set forth in Part B of Schedule 5.1.24 hereto, have been duly obtained or made, were validly issued, are in full force and effect, are final and not subject to any pending modification by any Governmental Authority or appeal, are held in the name of the appropriate Borrower Affiliate Party (except as specifically indicated in such Schedule) and are free from conditions or requirements the compliance with which would reasonably be expected to have a Material Adverse Effect or which the appropriate Borrower Affiliate Party does not reasonably expect to be able to satisfy. No event has occurred that would reasonably be expected to (A) result in the revocation, termination or adverse modification of any such Necessary Governmental Approval or (B) adversely affect any rights of any Borrower Affiliate Party (or, as applicable, any Project Participant) under any such Governmental Approval.

(b) The Necessary Governmental Approvals set forth in Part B of Schedule 5.1.24 hereto are not required for the current stage of installation and construction or operation of the Project and are not customarily obtained until a later stage of installation and construction or after operation of the relevant Plant has commenced. The Borrower has no reason to believe that any Necessary Governmental Approvals which are not required to have been obtained by the Borrower Affiliate Parties as of the date of this Agreement, but which will be required in the future (including those set forth in Part B of Schedule 5.1.24 hereto), will not be granted in due course prior to the time when needed free from conditions or requirements which the appropriate Borrower Affiliate Party does not reasonably expect to be able to satisfy or compliance with which would reasonably be expected to have a Material Adverse Effect.

(c) The information set forth in each application submitted by or on behalf of any Borrower Affiliate Party in connection with each Necessary Governmental Approval and in all correspondence sent by or on behalf of the appropriate Borrower Affiliate Party in respect of each such application is accurate and complete in all material respects.

(d) The Plants, if installed, constructed, owned and operated in accordance with the Project Documents, will conform to and comply in all material respects with all covenants, conditions, restrictions and requirements in all Necessary Governmental Approvals, in the Project Documents applicable thereto and under all zoning, environmental, land use and other Laws applicable thereto.

5.1.25 ERISA. Neither any Borrower Affiliate Party nor any ERISA Affiliate of any Borrower Affiliate Party has or has ever maintained or contributed to (or has or has ever had an obligation to contribute to) any Plan or Multiemployer Plan.

5.1.26 Project Documents. (a) Except for services, materials or rights that can reasonably be expected to be available on commercially reasonable terms at the time required, the Project Documents constitute all contracts, agreements, side letters, leases, powers of attorney or other instruments or documents that are necessary for (i) the construction, completion, operation and ownership of the Project, or (ii) the conduct of the business of the Borrower Affiliate Parties as contemplated by the Project Documents. Each Project Document has been duly authorized, executed and delivered by the Borrower Affiliate Party to which it is a party, is in full force and effect and is binding upon and enforceable against such Borrower Affiliate Party in accordance with its terms, subject, as to enforcement, to Title 11 of the United States Code, as amended. Any Borrower Affiliate Party, and to the best of the Borrower’s knowledge, each Project Participant, is in compliance in all material respects with the terms and conditions of the Project Documents to which it is a party. No event has occurred that would reasonably be expected to (1) result in an Event of Default under, or a material breach of, any Project Document, by any Borrower Affiliate Party, (2) result in the revocation, termination or adverse modification of any Project Document by a Project Participant or (3) adversely affect the rights of any Borrower Affiliate Party under any Project Document to which it is a party as a result of any act or omission of any Borrower Affiliate Party. To the best knowledge of the Borrower, no event has occurred that would reasonably be expected to (1) result in the revocation, termination or adverse modification of any Project Document by any Borrower Affiliate Party or (2) adversely affect the rights of any Borrower Affiliate Party under any Project Document to which it is a party as a result of any act or omission of a Project Participant.

(b) All representations and warranties of the Borrower Affiliate Parties and, to the Borrower’s knowledge, the other parties thereto, contained in the Project Documents are true and correct in all material respects (except to the extent that any such representation or warranty is expressed to be made only as of an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date).

(c) All conditions precedent to the obligations of the respective parties under the Project Documents have been satisfied, except for such conditions precedent which by their terms cannot be (and are not required to be) met until a later stage in the construction or operation of the Project, and the Borrower has no reason to believe that any such conditions precedent cannot be satisfied prior to the time when such conditions are required to be met pursuant to the applicable Project Documents.

5.1.27 Immunity. Each Borrower Affiliate Party is subject to civil and commercial law with respect to its Obligations under the Loan Documents, and the execution, delivery and performance of the Loan Documents by the Borrower Affiliate Parties constitute private and commercial acts rather than public or governmental acts. Neither the Borrower Affiliate Parties nor any of their Properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to the Obligations of the Borrower Affiliate Parties under the Loan Documents.

5.1.28 Utilities, Etc. All utility services, means of transportation, facilities and other materials necessary for the construction, installation and operation of the Plants (including, without limitation, gas, electrical, potable and raw water supply, storm, telephone and sewage services and facilities, as necessary) are or will be available to the Project when necessary for construction, operations testing and start-up of the Plants and, to the extent necessary or desirable, arrangements have been made on commercially reasonable terms for such services, means of transportation, facilities and other materials.

6. CONDITIONS OF LENDING.

The obligation of each Lender to make Loans hereunder is subject to the performance by each of the Borrower Affiliate Parties of their Obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions (the first date on which any such Loans are made, being the “Initial Funding Date”):

6.1 First Loans. On the Initial Funding Date:

6.1.1 Officer’s Certificate. There shall be delivered to the Agent for the benefit of each Lender a certificate dated the Initial Funding Date and signed by an Authorized Officer of the Borrower certifying to each of the following:

(a) the representations and warranties of the Borrower contained in Article 5 and in each of the other Loan Documents executed on the Closing Date shall be true and accurate in all material respects on and as of the Initial Funding Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein; provided that representations and warranties made as of the Closing Date shall also be deemed to be made as of the Initial Funding Date);

(b) each of the Borrower Affiliate Parties shall have performed and complied with all material covenants and conditions in the Loan Documents to which it is a party;

(c) no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and

(d) no Event of Default or Potential Default shall have occurred and be continuing or shall exist under the Senior Loan Documents.

6.1.2 Secretary’s Certificate. There shall be delivered to the Agent for the benefit of each Lender a certificate dated the Initial Funding Date and signed by the Secretary or an Assistant Secretary of each of the Borrower Affiliate Parties, certifying as appropriate as to:

(a) all action taken by such Borrower Affiliate Party in connection with this Agreement and the other Loan Documents;

(b) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of such Borrower Affiliate Party for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Lender may conclusively rely; and

(c) copies of its organizational documents, including its certificate of formation and limited liability company agreement as in effect on the Initial Funding Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Borrower Affiliate Party in each state where organized or qualified to do business.

6.1.3 Delivery of Loan Documents. The Notes, the Guaranty Agreements, the Pledge Agreement, and the Subordination Agreement, together with UCC-1 financing statements in respect of the Pledge Agreement for all appropriate locations, shall have been duly executed and delivered to the Agent for the benefit of the Lenders, together with all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged LLC Interests. Borrower authorizes the Agent to cause to be filed any such UCC-1 financing statements in such locations as the Agent may deem appropriate.

6.1.4 Opinion of Counsel. There shall be delivered to the Agent for the benefit of each Lender a written opinion of Chadbourne & Parke LLP (who may rely on the opinions of such other counsel as may be acceptable to the Agent), relating to the Loan Documents, dated the Initial Funding Date, each in form and substance satisfactory to the Agent and its counsel.

6.1.5 Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

6.1.6 Payment of Fees. The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Lenders, the Lenders’ closing fees and all other fees accrued through the Initial Funding Date and the costs and expenses for which the Agent and the Lenders are entitled to be reimbursed, including, but not limited to, the reasonable fees and expenses of counsel to the Agent and the Lenders and any other expenses payable by the Borrower under Section 7.1.16 [Expenses].

6.1.7 Due Diligence. The Borrower Affiliate Parties shall have delivered to the Agent on or before the Initial Funding Date lien searches in respect of the Borrower Affiliate Parties (i) listing all effective financing statements which name Borrower and any other Borrower Affiliate Party as debtors; and (ii) demonstrating the absence of Liens on any of such Borrower Affiliate Parties’ properties and assets other than Permitted Liens or Liens satisfied as of the Initial Funding Date to the satisfaction of the Agent, together with (a) copies of such UCC-3 termination statements, (b) payoff letters evidencing repayment in full of any debt to be repaid, and (c) the termination of all agreements relating thereto and (d) the release of all Liens granted in connection therewith.

6.1.8 Consents. All consents required to effectuate the transactions contemplated hereby shall have been obtained.

6.1.9 No Violation of Laws. The making of the Loans shall not contravene any Law applicable to the Borrower Affiliate Parties or any of the Lenders. In addition, each of the Lenders and the Agent shall have received at least five Business Days prior to the Initial Funding Date, all documentation and other information required by regulatory authorities under the Patriot Act.

6.1.10 No Actions or Proceedings. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed in writing before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

6.1.11 Proceeds of Senior Debt and Equity Sale. The Borrower shall have (i) entered into the Senior Credit Agreement and (ii) received at least $93,325,000 in aggregate equity proceeds from its members in accordance with the Borrower LLC Agreement.

6.1.12 Utilities. Each Lender shall have received an original counterpart of a certificate of an Authorized Officer of the Borrower, dated the Initial Funding Date, to the effect that all utility services necessary for the construction and operation of the Project (including, without limitation, gas, potable and raw water supply, storm, electric, telephone and sewage services and facilities) have been committed to the Project (with a true copy of binding agreements (if any) which evidence the same) by appropriate utilities, authorities or other Persons, or are otherwise available to the Borrower in the ordinary course of business.

6.1.13 Environmental Matters. (i) Each Lender shall have received an environmental report with respect to the Project, which shall be dated as of a date which is no more than 30 days prior to the Initial Funding Date, prepared by the Independent Engineer, with such scope as the Agent shall have requested (ii) the Project and the Project’s design and operation shall be in compliance with all applicable Environmental Laws; (iii) each Lender shall have received an Environmental Site Assessment Report with respect to each Plant, accompanied by a corresponding “bring down” and reliance letter, which shall be dated as of a date which is no more than 30 days prior to the Initial Funding Date; and (iv) each Lender shall have received an Environmental Site Assessment Report with respect to the real property which is the subject of the Buffalo Lake Grain Facility Lease and the Pioneer Lake Grain Facility Lease, accompanied by a corresponding “bring down” and reliance letter, which shall be dated as of a date which is no more than 30 days prior to the Initial Funding Date.

6.1.14 Governmental Approvals. Each Lender shall have received originals (or copies certified by an Authorized Officer of the Borrower to be true and complete copies) of all Necessary Governmental Approvals and, if requested, certified copies of all applications made for such Governmental Approvals and all material correspondence received or sent in respect of such applications; provided that with respect to Governmental Approvals which cannot be obtained on or prior to the Initial Funding Date in the exercise of reasonable diligence (but which are routinely obtainable and can be obtained at a later stage of construction, after completion of certain operations testing or after a period of operations), the Lenders shall have received satisfactory assurances that such Governmental Approvals will be obtained by the time when needed in connection with the construction or operation of the Project.

6.1.15 Material Adverse Change or Effect. No event, occurrence or condition that has had, or would reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.

6.1.16 Financial Information, etc. Each Lender shall have received copies of the most recent consolidated financial statements from the Borrower and its Subsidiaries, together with a certificate from the chief financial officer or other Authorized Officer of the Borrower, dated the Initial Funding Date, to the effect that, to the best of such officer’s knowledge, (A) such financial statements are true, complete and correct in all material respects and (B) there has been no Material Adverse Change in the financial condition, operations, properties, business or prospects of the Borrower since the date of such financial statements. To the extent that such other financial, business and other information regarding the Project Participants is obtainable by any Borrower Affiliate Party upon the exercise of its reasonable efforts, each Lender shall have received such other financial, business and other information regarding the Project Participants as such Lender shall have reasonably requested.

6.2 Each Additional Loan. At the time of making any Loans other than Loans made on the Initial Funding Date, and after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Borrower contained in Article 5 and in the other Loan Documents shall be true on and as of the date of such additional Loan in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific dates or times referred to therein); (ii) the Borrower shall have performed and complied with all covenants and conditions hereof; (iii) no Event of Default or Potential Default shall have occurred and be continuing or shall exist; (iv) no event of default shall have occurred and be continuing or shall exist under the Senior Loan Documents or the Project Documents; (v) the making of the Loans shall not contravene any Law applicable to the Borrower Affiliate Parties or any of the Lenders; (vi) there shall have been no change in any applicable Law, and no issuance of any order, writ, injunction or decree of any Official Body or arbitral tribunal, which, in either such case, could reasonably be expected to have a Material Adverse Effect; (vii) there shall have been no proposed change in or modification of any applicable Law which could reasonably be expected to be enacted and which if enacted could reasonably be expected to have a Material Adverse Effect; (viii) no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed in writing before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents, the Project Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents; (ix) the Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Lenders to the extent not previously paid any fees due under Section 2.3 [Takedown Fees], and all other fees accrued through the additional funding date and the costs and expenses for which the Agent and the Lenders are entitled to be reimbursed; and (x) the Borrower shall have delivered to the Agent a duly executed and completed Loan Request and any other documents as the Agent may reasonably request.

7. COVENANTS

7.1 Affirmative Covenants. The Borrower covenants and agrees that until payment in full of the Loans, and interest thereon, satisfaction of all of the Borrower Affiliate Parties’ other Obligations under the Loan Documents (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) and termination of the Commitments, the Borrower shall comply and shall cause its Subsidiaries to comply at all times with the following affirmative covenants:

7.1.1 Preservation of Existence, Etc. The Borrower shall maintain and shall cause each of its Subsidiaries to maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Etc.] and except where failure to do so would not cause or constitute a Material Adverse Change.

7.1.2 Payment of Liabilities, Including Taxes, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not constitute a Material Adverse Change; provided that the Borrower will pay and cause each of its Subsidiaries to pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

7.1.3 Maintenance of Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

7.1.4 Visitation Rights. The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request with reasonable advance notice, during normal business hours and at such intervals as such Lenders shall desire. At any time when the Lenders, collectively, do not possess the power, directly or indirectly (including under any stockholders’ or limited liability company agreement), to elect a majority of the directors of the Borrower or at any time when there exists an Event of Default, the Agent may (i) conduct up to three times annually at the Borrower’s expense field audits of the Borrower Affiliate Parties’ businesses, properties and locations and (ii) may also at the Borrower’s expense do so at any time (and from time to time) that there exists an Event of Default.

7.1.5 Keeping of Records and Books of Account. The Borrower shall maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower and in which full, true and correct entries shall be made in all material respects of all their dealings and business and financial affairs.

7.1.6 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws in all material respects, provided that it shall not be deemed to be a violation of this Section 7.1.6 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. Without limiting the generality of the foregoing, or limiting any other subsection of this Section 7.1, the Borrower shall pay, and cause its Subsidiaries to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Borrower Affiliate Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim or such contest does not involve any risk of the sale, forfeiture or loss of any of any assets with an aggregate value of Two Hundred and Fifty Thousand Dollars ($250,000).

7.1.7 Use of Proceeds. The Borrower will, and shall cause each of its Subsidiaries to use the proceeds of the Loans only (i) for general corporate purposes and for working capital and (ii) pay Project Costs contemplated by the Construction Budget (as such terms are defined in the Senior Credit Agreement). The Borrower shall not use and shall cause each of its Subsidiaries to not use the proceeds of the Loans for any purposes which contravene any applicable Law or any provision hereof.

7.1.8 Further Assurances. From time to time, at its expense, the Borrower shall, and shall cause each of its Subsidiaries to, faithfully preserve and protect the Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, and shall do such other acts and things as the Agent may reasonably deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents.

7.1.9 Accounting and Financial Management. The Borrower shall, and shall cause its Subsidiaries to (a) maintain adequate management information and cost control systems, (b) maintain a system of accounting in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower in accordance with GAAP and (c) promptly deliver to the Agent a copy of any “management letter” or other similar communication received by Borrower from Borrower’s accountants relating to Borrower’s financial, accounting and other systems, management or accounts. In the event that Borrower or any of its Subsidiaries replace their existing auditors for any reason, the Borrower shall appoint and maintain as auditors another firm of independent public accountants, which firm shall be nationally recognized and approved by the Lenders.

7.1.10 Governmental Approvals. The Borrower shall, and shall cause its Subsidiaries to, (i) from time to time obtain and maintain, and comply in all material respects with, all Necessary Governmental Approvals as shall now or hereafter be required under applicable Laws, (ii) cause the Plants and the Project to be duly constructed, completed and operated in all material respects in accordance with all applicable Laws and (iii) intervene in and contest any proceeding which seeks or may reasonably be expected, to rescind, terminate, adversely modify or suspend any Necessary Governmental Approval and, if reasonably requested by the Required Lenders, appeal any such rescission, termination, modification or suspension in the manner and to the full extent permitted by applicable Law (provided that the obligations of the Borrower Affiliate Parties under this Section 7.1.10 shall not in any way limit or impair the rights or remedies of the Lenders under any Loan Document, directly or indirectly, arising as a result of any such rescission, termination, modification or suspension).

7.1.11 Project Construction; Maintenance. The Borrower shall, and shall cause its Subsidiaries to, maintain and preserve the Project and all of their other Properties necessary or useful in the proper conduct of its business in good working order and in such condition that the Plants will have the capacity and functional ability to perform, on a continuing basis (ordinary wear and tear excepted), in normal commercial operation, the functions for which it was specifically designed in accordance with the applicable EPC Contract(s) at substantially the levels contemplated thereby. The Borrower shall, and shall cause its Subsidiaries to, cause the Project to be operated, serviced, maintained and repaired so that the condition and operating efficiency thereof will be maintained and preserved (ordinary wear and tear excepted) in all material respects in accordance and compliance with (i) such operating standards as shall be required to enforce any material warranty claims against dealers, manufacturers, vendors, contractors, and sub-contractors, (ii) the terms and conditions of all insurance policies maintained with respect to the Project at any time, (iii) all requirements of Law and all Governmental Approvals applicable to the Project, and (iv) the terms of the Project Documents.

7.1.12 Performance of Project Documents. The Borrower shall, and shall cause its Subsidiaries to perform and observe in all material respects all of its covenants and agreements contained in any of the Project Documents to which it is or becomes a party, shall take and shall cause its Subsidiaries to take all necessary action to prevent the early termination of any such Project Documents in accordance with the terms thereof or otherwise, and shall take and shall cause its Subsidiaries to take any and all action as may be reasonably necessary promptly to enforce its rights and to collect any and all sums due to it under the Project Documents.

7.1.13 Maximize Mandatory Payments. The Borrower agrees to and shall cause its Subsidiaries to take all actions under the Account Agreement (as defined in the Senior Credit Agreement) that are reasonably requested by the Agent to maximize, under the Account Agreement, the amount of sums in the Distribution Account (as defined in the Account Agreement). In furtherance of, and not in limitation of, the foregoing, the Borrower agrees to, and agrees to cause its Subsidiaries, to take all discretionary actions under the Senior Loan Documents, that may be necessary to maximize the amounts that can be distributed, directly or indirectly, to the Borrower and/or used to repay Obligations outstanding under this Agreement. To facilitate the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, immediately inform the Agent of any actions taken by a Borrower Affiliate Party under the Account Agreement.

7.1.14 Environmental Compliance. The Borrower shall, and shall cause its Subsidiaries to:

(a) comply in all material respects and cause all other Persons constructing, occupying or conducting operations at the Project to comply in all material respect with all Environmental Laws now or hereafter applicable to the Project;

(b) obtain, at or prior to the time required by applicable Environmental Laws, all Governmental Approvals required pursuant to applicable Environmental Law for the construction, operation and maintenance of the Project, and maintain such Governmental Approvals in full force and effect;

(c) not generate, use, treat, recycle, store, Release or dispose of, or permit the generation, use, treatment, recycling, storage, Release or disposal of Hazardous Materials on the Land, or transport or permit the transportation of Hazardous Materials to or from the Project other than in compliance in all material respects with all applicable Environmental Laws;

(d) conduct and complete any investigation, study, sampling and testing and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials Released at, on, in, under or emanating from the Project, in accordance with the requirements of all applicable Environmental Laws and promptly notify the Agent of any such action in which costs are reasonably expected to exceed $100,000 or which is reasonably likely to give rise to a claim for injunctive relief against a Borrower Affiliate Party;

(e) provide the Agent with written notice of (i) any fact, circumstance, condition, occurrence or Release at, on, under or from the Project that results in any material noncompliance with any Environmental Law applicable to the Project or that has resulted or may result in personal injury or material property damage or an Environmental Claim or otherwise that could reasonably be expected to have a Material Adverse Effect, such notice to be given promptly after the condition is discovered or such Release or occurrence takes place and (ii) any pending or threatened Environmental Claim against any Borrower or any other Persons occupying or conducting operations at the Project that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, such notice to be given promptly after such Environmental Claim is commenced or threatened; all such notices shall describe in reasonable detail the nature of the claim, investigation, condition, incident, or occurrence and the proposed response thereto;

(f) provide the Agent with copies of all material communications with any Governmental Authority relating to any Environmental Law or any Environmental Claim promptly after the giving or receiving of any such communications; and

(g) provide such information concerning any Environmental Claim relating to the Project as may be reasonably requested by the Agent.

7.1.15 Construction Requisitions.

The Borrower shall cause its Subsidiaries to provide an executed Construction Requisition (as defined in the Senior Credit Agreement ) that includes any amounts due and owing to the Lender to the Administrative Agent under the Senior Credit Agreement not less than three (3) days prior to each Interest Payment Date. The Borrower shall, and shall cause each of its Subsidiaries to, provide the Lender a copy of such executed Construction Requisition.

7.1.16 Expenses.

The Borrower shall at the Closing pay to the Agent for itself and for the account of the Lenders, the Lenders’ closing fees and all other fees accrued through the Initial Funding Date and the costs and expenses incurred by the Agent and the Lenders, including, but not limited to, travel, due diligence expenses and reasonable legal costs and miscellaneous expenses.

7.2 Negative Covenants. The Borrower covenants and agrees that until payment in full of the Loans, and interest thereon, satisfaction of all of the Borrower Affiliate Parties’ other Obligations under the Loan Documents (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) and termination of the Commitments, the Borrower shall, and shall cause its Subsidiaries to comply with the following negative covenants:

7.2.1 Indebtedness. The Borrower shall not, and shall cause each of its Subsidiaries to not at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness under the Senior Loan Documents;

(c) unsecured Indebtedness of Pioneer Trails up to a maximum outstanding principal amount at all times equal to $7,000,000 incurred prior to the Initial Funding Date as described in, and incurred under, Article IV of the Pioneer Trail Redevelopment Contract (as defined in the Senior Credit Agreement) (the “TIF Indebtedness”), provided, that (i) such Indebtedness is issued on terms and conditions and pursuant to documentation satisfactory to the Agent, which conditions shall include a requirement that no lender of, or participant in, the TIF Indebtedness shall have any recourse to any Borrower Affiliate Party or its Property other than to the real estate taxes that Pioneer Trails would have otherwise been obligated to pay but for the incurrence of the TIF Indebtedness and (ii) the Borrower Affiliate Parties shall have furnished, or caused to be furnished, to the Agent an opinion of legal counsel opinion acceptable to the Agent stating that, in the opinion of such counsel, the conditions and requirements set forth in clause (i) above shall have been satisfied;

(d) Indebtedness (other than Indebtedness for borrowed money) secured by a Permitted Lien;

(e) Indebtedness incurred under the Railroad Car Lease Agreements (as defined in the Senior Credit Agreement);

(f) Hedging Agreements (as defined in the Senior Credit Agreement) that comply with the Risk Management Policy (as defined in the Senior Credit Agreement); and

(g) Indebtedness incurred to the City of Fairmont, Minnesota in principal amount not to exceed $162,000.

7.2.2 Liens. The Borrower shall not, and shall cause each of its Subsidiaries to not at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3 Guaranties. The Borrower shall not, and shall cause each of its Subsidiaries to not at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Borrower Affiliate Parties or other obligations permitted hereunder, the Project Documents and the Senior Loan Documents.

7.2.4 Loans and Investments. The Borrower shall not, and shall cause each of its Subsidiaries to not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except as permitted under the Senior Credit Agreement and the Account Agreement and except for:

(a) trade credit extended on usual and customary terms in the ordinary course of business; and

(b) advances to employees to meet expenses incurred by such employees in the ordinary course of business.

7.2.5 Dividends and Related Distributions. The Borrower shall not, and shall cause each of its Subsidiaries to not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or LLC Interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or LLC Interests, except distributions by any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower.

7.2.6 Liquidations, Mergers, Consolidations, Acquisitions. The Borrower shall not, and shall cause each of its Subsidiaries to not dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person; provided that, the restrictions of this Section 7.2.6 shall be inapplicable to a Corporate Conversion (as defined in the Borrower LLC Agreement) consummated in accordance with the terms of the Borrower LLC Agreement.

7.2.7 Dispositions of Assets or Subsidiaries. The Borrower shall not, and shall cause each of its Subsidiaries to not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or LLC Interests of a Subsidiary of a Borrower Affiliate Party), except:

(a) transactions involving the sale of inventory in the ordinary course of business;

(b) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of a Borrower Affiliate Party’s business;

(c) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired;

(d) the sale of other assets so long as the aggregate amount of after-tax proceeds from sales pursuant to this clause (iv) does not exceed $250,000 in any one fiscal year;

(e) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (a) through (d) above, which is approved by the Required Lenders so long as the after-tax proceeds (as demonstrated by the Borrower Affiliate Parties) are applied in accordance with the provisions of Section 4.5.1 [Sale of Assets] above;

(f) sales of Permitted Investments (other than Investments in Subsidiaries of the Borrower) prior to the maturity thereof;

(g) transfers of assets between Buffalo Lake and Pioneer Trail; and

(h) dividends, distributions, return of capital or other payments to equity owners in respect of LLC Interests, redemptions of LLC Interests, withdrawals of capital by a member in a Borrower Affiliate Party; provided that, this clause (h) shall cease to apply to any Borrower Affiliate Parties that cease to be wholly-owned, directly or indirectly, by the Borrower.

provided that, the restrictions of this Section 7.2.7 shall be inapplicable to any contributions of LLC Interests in the Borrower to a Corporate Successor (as defined in the Borrower LLC Agreement) that occur after the occurrence of a Corporate Conversion (a “Corporate Conversion Contribution”), in accordance with the terms of the Borrower LLC Agreement.

7.2.8 Affiliate Transactions. The Borrower shall not, and shall cause its Subsidiaries to not enter into or carry out any transaction with any Affiliate of any Borrower Affiliate Party (including purchasing property or services from or selling property or services) except for:

(a) transactions not otherwise prohibited by this Agreement and entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and in accordance with all applicable Law;

(b) transactions with Affiliates entered into on or prior to the Closing Date and described on Schedule 7.2.8 hereto;

(c) Affiliate Indebtedness permitted by Section 7.2.1 [Indebtedness];

(d) Affiliate Liens permitted by Section 7.2.2 [Liens];

(e) Investments in Affiliates permitted by Section 7.2.4 [Loans and Investments];

(f) dividends and distributions which are permitted by Section 7.2.5 [Dividends and Related Distributions] and the agreements pursuant to which such dividends and distributions are required to be made,

(g) loans to employees permitted by Section 7.2.4 [Loans and Investments];

(h) reimbursement of employee travel and lodging costs incurred in the ordinary course of business;

(i) payment of customary director’s fees to one or more independent directors of the Borrower Affiliate Parties;

(j) employment agreements, equity incentive agreements and other employee and management arrangements in the ordinary course of business which are fully disclosed to the Agent; and

(k) a Corporate Conversion consummated in accordance with the terms of the Borrower LLC Agreement.

7.2.9 Subsidiaries, Partnerships and Joint Ventures. The Borrower shall cause each of its Subsidiaries to not establish, create or acquire directly or indirectly any Subsidiaries; provided that if the Borrower establishes, creates or acquires directly or indirectly any Subsidiaries, the Borrower must pledge its interest in such new Subsidiary as collateral for the Loan and cause such new Subsidiary to execute a Guaranty substantially in the form of Exhibit 1.1(S). Each Borrower Affiliate Party shall not become or agree to (i) become a general or limited partner in any general or limited partnership, (ii) become a member or manager of, or hold a limited liability company interest in, a limited liability company which is not a Borrower Affiliate Party, or (iii) become a joint venturer or hold a joint venture interest in any joint venture. All of the LLC Interests and any other ownership interests in any Subsidiary of the Borrower owned by Borrower (so long as such ownership interest is not pledged under the Senior Loan Documents) shall be pledged pursuant to the terms of the Pledge Agreement.

7.2.10 Continuation of or Change in Business. The Borrower shall not, and shall cause each of its Subsidiaries to not engage in any business other than the business of constructing, owning, operating and maintaining the Project and performing its obligations pursuant to the Project Documents, Senior Loan Documents, Article IV of the Pioneer Trail Redevelopment Contract (as defined in the Senior Credit Agreement) and Loan Documents to which it is a party (and related businesses as conducted and operated by the Borrower Affiliate Parties) as conducted and operated by the Borrower Affiliate Parties, and the Borrower Affiliate Parties shall not permit any material change in such business. The Borrower and BFE Holdings shall conduct no business other than ownership of the LLC Interests of the other Borrower Affiliate Parties.

7.2.11 Fiscal Year. The Borrower shall not, and shall cause each of its Subsidiaries to not change its fiscal year from the twelve-month period ending December 31.

7.2.12 Issuance of Stock. The Borrower shall cause each of its Subsidiaries to not issue any additional shares of their capital stock or LLC Interests or any options, warrants or other rights in respect thereof, except in connection with (i) offerings by a Successor Corporation made pursuant to an offering of securities registered under the Securities Act of 1933, as amended, and (ii) a Corporate Conversion Contribution.

7.2.13 Changes in Documents. The Borrower shall not, and shall cause each of its Subsidiaries to not amend in (i) any material respect their certificate of formation, limited liability company agreement or other organizational documents, and (ii) any respect the Senior Loan Documents; without providing at least three (3) Business Days’ prior written notice to the Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Agent in its sole discretion, without obtaining the prior written consent of the Required Lenders; provided that no consent shall be required for any such amendments reasonably required in connection with effectuating a Corporate Conversion.

7.2.14 Inconsistent Agreements. The Borrower shall not, and shall cause each of its Subsidiaries to not, and not permit any other Borrower Affiliate Party to, enter into any agreement (except agreements relating to the Permitted Senior Debt) containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by any Borrower Affiliate Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrower from granting to the Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of Borrower to (i) pay dividends or make other distributions to the Borrower or any other Subsidiary of Borrower, or pay any Indebtedness owed to the Borrower or any other Subsidiary, (ii) make loans or advances to any Borrower Affiliate Party or (iii) transfer any of its assets or properties to any Borrower Affiliate Party, other than (a) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (b) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness, capital leases and other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (c) customary provisions in leases and other contracts restricting the assignment thereof.

7.2.15 Cancellation of Indebtedness. The Borrower shall not, and shall cause each of its Subsidiaries to not, and not permit any other Borrower Affiliate Party to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

7.2.16 [Reserved]

7.2.17 Tax Shelter Regulations. The Borrower does not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any of the Borrower Affiliate Parties determines to take any action inconsistent with such intention, the Borrower will promptly (1) notify the Agent thereof, and (2) deliver to the Agent a duly completed copy of IRS Form 8886 or any successor form. If the Borrower so notifies the Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

7.2.18 Amendment of Additional Project Documents. The Borrower shall not, and shall cause each of its Subsidiaries to not (i) agree to or permit the cancellation, suspension or termination of any Project Document or any Senior Loan Document; (ii) sell, assign or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Project Document; (iii) waive any material default under or material breach of any Project Document or waive, fail to enforce, forgive or release any right, interest or entitlement, howsoever arising, under or in respect of any Project Document; (iv) petition, request or take any other legal or administrative action that seeks, or may be expected, to rescind, terminate or suspend any Project Document or amend or modify all or any part thereof; (v) exercise any right to initiate an arbitration proceeding under any Project Document or take any action with respect to any arbitration proceeding involving any other party to a Project Document; (vi) agree to or permit the assignment of any rights or the delegation of any obligations of any Project Participant under any Project Document except as permitted without the consent of the Borrower Affiliate Parties by the terms of such Project Document; and (vii) amend, supplement, modify or give any consent in any material respect under any Project Document or exercise any material option thereunder without the prior written consent of the Agent, not to be unreasonably withheld.

7.2.19 ERISA. No Borrower nor any ERISA Affiliate of any Borrower shall at any time establish, maintain, contribute to or be required or permitted to contribute to any Plan or Multiemployer Plan.

7.2.20 Certain Agreements. The Borrower shall not and shall cause each of its Subsidiaries to not enter into any agreement or undertaking (except for the Senior Loan Documents and except pursuant to any agreement approved by the Required Lenders for the refinancing of any of the Loans) restricting, or purporting to restrict, the ability of such entity to (a) amend this Agreement or any other Loan Document, (b) sell any of its assets, (c) create Liens, (d) create or incur Indebtedness or (e) make any distribution.

7.3 Reporting Requirements. The Borrower covenants and agrees that until payment in full of the Obligations, and interest thereon, and termination of the Commitments, the Borrower shall, and shall cause each of its Subsidiaries (as applicable) to furnish or cause to be furnished to the Agent, and, upon the reasonable request of any Lender, to such Lender:

7.3.1 Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each quarterly fiscal period of the Borrower, a copy of the complete unaudited, consolidated statements of income, retained earnings and cash flow of the Borrower, and the related unaudited, consolidated balance sheet of each of the Borrower as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, if any, accompanied by a certificate of an Authorized Officer of the Borrower, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the relevant Borrower in accordance with GAAP, consistently applied, as at the end of, and for, such periods (subject to normal year-end audit adjustments);

7.3.2 Annual Financial Statements. As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower a copy of the complete audited, consolidated statements of income, retained earnings and cash flow of the Borrower, and the related audited, consolidated balance sheet of the Borrower as at the end of such year and any related audit letter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of Deloitte & Touche USA LLP, which opinion shall state that said financial statements fairly present the financial condition and results of operations of the Borrower, as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of accountants to the Borrower stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Event of Default;

7.3.3 Certificate of the Borrower. At the time the Borrower furnishes each set of financial statements pursuant to Section 7.3.1 [Quarterly Financial Statements] or Section 7.3.2 [Annual Financial Statements], an officer’s certificate executed by an Authorized Officer to the effect that no Potential Default or Event of Default has occurred and is continuing (or, if any Potential Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing what action the Borrower has taken and proposes to take with respect thereto);

7.3.4 Notice of Default. Promptly after any officer or director of any Borrower Affiliate Party knows or has a reasonable basis to believe that any Potential Default or Event of Default or any default by any Project Participant under any Project Document has occurred, a written notice of such event describing the same in detail satisfactory to the Agent and, together with such notice, a description of what action such Borrower Affiliate Party or such Project Participant has taken and proposes to take with respect thereto.

7.3.5 Certain Events. The Borrower shall, and shall cause each of its Subsidiaries to, promptly, but in any event no later than ten Business Days after any officer or director obtains knowledge thereof (except if expressly stated differently below), give to the Agent written notice of:

(a) at least thirty (30) calendar days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 7.2.7 [Dispositions of Assets or Subsidiaries];

(b) at least thirty (30) calendar days prior thereto, with respect to any change in any Borrower Affiliate Parties’ locations;

(c) any pending or threatened application or proceeding by or before any Official Body for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any Necessary Governmental Approval;

(d) any litigation or proceeding affecting any Borrower Affiliate Party, any Plant or the Project in which the amount involved is $250,000 or more or in which injunctive, declaratory or similar relief is requested;

(e) any litigation, investigation or proceeding affecting any Project Participant which if adversely determined would reasonably be expected to have a Material Adverse Effect;

(f) the discovery of any Hazardous Materials on the Land or any other condition that could give rise to a material violation of or liability under any Environmental Law or of any Environmental Claim against or affecting any Borrower Affiliate Party, any Plant or the Project;

(g) any request by a Project Participant for an arbitration proceeding under any Project Document in which the amount involved is $250,000 or more or in which injunctive, declaratory or similar relief is requested;

(h) any (a) Taking, or (b) other casualty, damage or loss to any Property of any Borrower Affiliate Party, whether or not insured, through fire, theft, other hazard or event, in excess of $250,000 for any one casualty or loss or $1,000,000 in the aggregate in any calendar year;

(i) any delay for more than seven (7) consecutive days for any reason in the construction of any Plant or the Project and any unscheduled shutdown or reduction in operation of any Plant, or any substantial labor dispute which would lead to such a shutdown or reduction;

(j) any actual, proposed or threatened cessation or suspension of the Work for any reason by the EPC Contractor for a period in excess of 48 hours;

(k) any event constituting force majeure under any of the Project Documents or any claim by any Project Participant alleging that a force majeure event thereunder has occurred;

(l) any event that would reasonably be expected to result in a reduction in the water allocation of any Borrower Affiliate Party for the operation of the Project;

(m) any other event, circumstance, development or condition which could reasonably be expected to have a Material Adverse Effect; and

Each notice pursuant to this Section 7.3.5 shall be accompanied by a statement signed by an Authorized Officer of the Borrower setting forth a description in reasonable detail of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

7.3.6 Other Information. The Borrower shall deliver from time to time, such other information regarding the financial condition, operations, business or prospects of any Borrower, any Plant or the Project or, to the extent obtainable by any Borrower Affiliate Party upon the exercise of its reasonable efforts, any Project Participant, as may be reasonably requested by the Agent.

7.3.7 Environmental Reports. The Borrower shall deliver within sixty (60) days after the end of each year, a report summarizing the environmental performance of each Plant over the preceding year, which report shall include narrative summaries of (i) the results of any environmental monitoring or sampling activity, (ii) accidents having an impact on the environment or resulting in the loss of life, (iii) environmental deficiencies identified by any Official Body and (iv) any non-compliance with Environmental Laws and any remedial actions taken with respect thereto.

7.3.8 Operating Plan and Budget.

(a) No less than forty-five (45) days prior to the target date for the occurrence of the initial Commercial Operation Date, the Borrower shall adopt and cause its Subsidiaries to adopt an operating plan and a budget of Project Revenues (as defined in the Senior Credit Agreement) and Operation and Maintenance Expenses for the period from such date to the end of the first Operating Year, and, no less than forty-five (45) days in advance of the beginning of each Operating Year thereafter, it will similarly adopt and cause its Subsidiaries to adopt an operating plan and a budget of Operation and Maintenance Expenses for the ensuing Operating Year. Such operating plan and budget for an Operating Year is herein called an “Operating Budget”. Copies of the proposed Operating Budget for each period shall be submitted at least forty-five (45) days before final adoption thereof to the Agent, and no Operating Budget shall be adopted without the prior written approval of the Agent (in consultation with the Independent Engineer). The Agent shall indicate in writing its approval, disapproval or modifications to the Operating Budget within twenty (20) days upon receipt of such Operating Budget. In the event that the prior written approval of the Agent for a proposed Operating Budget is not obtained prior to the first day of the Operating Year to which such proposed Operating Budget relates, the Borrowers may continue to operate the Project in accordance with the Operating Budget then in effect with the budgeted cost of each budget item being increased to the lesser of (i) the amount therefor in the proposed Operating Budget or (ii) one hundred and two and one-half percent (102.5%) of the amount of the budgeted cost of such budget item in the current Operating Budget. Copies of the final Operating Budget so adopted shall be furnished to the Agent promptly upon the adoption thereof; provided that if the initial Operating Budget for any Plant or the Project is not approved by the administrative agent under the Senior Credit Agreement, the Borrower shall cause its Subsidiaries to operate such Plant or the Project in accordance with the Base Case Projections (as defined in the Senior Credit Agreement) as of the Closing Date (or any update thereof that has been approved by the administrative agent under the Senior Credit Agreement) with the budgeted cost of each budget item being no greater than one hundred and two and one-half percent (102.5%) of the amount of the budgeted cost of such budget item in such Base Case Projections until an initial Operating Budget is approved.

(b) Each Operating Budget shall be prepared on a cash basis and shall specify, for each month during the Operating Year (i) the Project revenues anticipated to be received, and (ii) the Operation and Maintenance Expenses (by category), together with a comparative presentation of Operation and Maintenance Expenses for each month in the prior Operating Year, and shall describe in reasonable detail (A) the maintenance schedule, anticipated staffing plans, mobilization schedules, capital expenditure requirements (including the Maintenance Capital Expenses), equipment acquisitions and spare parts and consumable inventories (including a breakdown of capital items and expense items), and administrative activities and (B) any other material underlying assumptions in connection with the proposed Operating Budget.

(c) The Borrower Affiliate Parties may at any time propose an amended annual budget for the remainder of the then current Operating Year and, when and if so adopted pursuant to this Section 7.3.8, it shall be deemed to be and shall be effective as the annual Operating Budget. Copies of any such amended Operating Budget which is proposed shall be furnished at least 10 days before final adoption thereof to the Agent, and no such amended Operating Budget shall be adopted without the prior written approval of the Agent. Copies of the final amended Operating Budget shall be furnished to the Agent promptly after adoption thereof.

8. DEFAULT

8.1 Events of Default. An “Event of Default” shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1 Payments Under Loan Documents. The Borrower shall fail to pay (i) any principal of or interest on any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), when such principal becomes due and in the case of interest, within three Business Days after the same becomes due or (ii) shall fail to pay any other amount owing hereunder or under the other Loan Documents on or before five (5) days after such other amount becomes due in accordance with the terms hereof or thereof;

8.1.2 Breach of Warranty. Any representation, warranty or certification made (or deemed made) at any time by the Borrower Affiliate Parties herein or by the Borrower Affiliate Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect when made or deemed made if such representation, warranty or certification continues to be false or misleading in any material respect as of the date in question, and if the circumstances that rendered such representation, warranty or certification false or misleading shall be continuing for more than 30 days after any Authorized Officer of the Borrower has knowledge thereof or receives notice thereof from any Lender;

8.1.3 Breach of Certain Covenants. The Borrower shall default in the observance or performance of any covenant contained in Section 7.1.1 [Preservation of Existence, Etc.], Section 7.1.3 [Maintenance of Insurance], Section 7.1.12 [Performance of Project Documents] Section 7.2.1 [Indebtedness], Section 7.2.2 [Liens], Section 7.2.4 [Loans and

Investments], Section 7.2.5 [Dividends and Related Distributions], Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], Section 7.2.7 [Dispositions of Assets or Subsidiaries], Section 7.2.10 [Continuation of or Change in Business], Section 7.2.13 [Changes in Documents], or Section 7.2.18 [Amendment of Additional Project Documents];

8.1.4 Breach of Other Covenants. Any of the Borrower Affiliate Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document, and any of the foregoing defaults shall continue unremedied for a period of thirty (30) calendar days after any officer of any Borrower Affiliate Party becomes aware of the occurrence thereof; provided that, if (i) such failure cannot be cured within such 30-day period, (ii) such failure is susceptible of cure, (iii) the Borrower and any other applicable Borrower Affiliate Party is proceeding with diligence and in good faith to cure such failure, (iv) the existence of such failure does not impair the Liens on the Collateral, (v) the existence of such failure has not had and cannot, after considering the nature of the proposed cure, be reasonably expected to have a Material Adverse Effect, and (vi) the Agent shall have received an officer’s certificate executed by an Authorized Officer to the effect of clauses (i), (ii), (iii), (iv) and (v) above and stating what actions such Borrower and any applicable Borrower Affiliate Party is taking to cure such failure, then the time within which such failure may be cured shall be extended to such date, not to exceed a total of 60 days after the end of such 30-day period, as shall be necessary for such Borrower and any applicable Borrower Affiliate Party diligently to cure such failure;

8.1.5 Defaults in Other Agreements or Indebtedness. (A) A default or event of default shall occur at any time under the terms of any (i) master lease agreement for any Borrower Affiliate Party’s commercial vehicles or real property lease which involves the payment of aggregate amounts in excess of $100,000 and which entitles the lessor thereunder to terminate or accelerate such lease (after giving effect to any applicable cure periods under such lease), (ii) any Senior Loan Document, (iii) any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Borrower Affiliate Party may be obligated as a borrower or guarantor in an aggregate amount in excess of $100,000 or (B) failure to pay any indebtedness (after giving effect to any applicable cure periods under such indebtedness) in an aggregate amount in excess of $100,000 when due occurs (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

8.1.6 Final Judgments or Orders.   Any final judgments or orders for the payment of money in excess of $2,000,000 in the aggregate (exclusive of amounts covered by insurance) shall be entered against any Borrower Affiliate Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.7 Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby and except to the extent that the enforceability of such document or Lien may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally;

8.1.8 Uninsured Losses; Proceedings Against Assets. A material part of the Project shall be destroyed or suffer an actual or constructive loss and, as a result thereof, any Plant shall be unable to operate for three (3) Business Days in excess of the period during which all Operation and Maintenance Expenses and Debt Service (as defined in the Senior Credit Agreement) shall be fully covered by delayed start up or business interruption insurance (except for the period corresponding to the deductible thereunder);

8.1.9 [Reserved].

8.1.10 Insolvency. Any Borrower Affiliate Party ceases to be solvent or admits in writing its inability to pay its debts as they mature;

8.1.11 Cessation of Business. Any Borrower Affiliate Party ceases to conduct its business as contemplated, except as expressly permitted under Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] or 7.2.7 [Dispositions of Assets or Subsidiaries], or any Borrower Affiliate Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

8.1.12 Change of Control.

(a) Borrower shall cease to own, directly or indirectly, 100% of the LLC Interests of any Guarantor;

(b) The Lenders, collectively, shall at any time prior to a Public Offering (or actions taken in connection with a commencement of a Public Offering), cease to have the power, directly or indirectly (including under any stockholders’ or limited liability company agreement), to elect a majority of the directors of the Borrower;

(c) The Lenders and BioFuel Energy Corp., collectively, shall cease to beneficially own at least 50% of the outstanding LLC Interests issued by the Borrower; or

(d) Any point in time occurs when (A) the Lenders, collectively, do not beneficially own at least 20% of the outstanding voting securities of BioFuel Energy Corp. and (B) another Person beneficially owns more than 25% of the outstanding voting securities of BioFuel Energy Corp;

8.1.13 Involuntary Proceedings. A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Borrower Affiliate Party an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Borrower Affiliate Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

8.1.14 Voluntary Proceedings. Any Borrower Affiliate Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

8.2 Consequences of Event of Default.

8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 8.1.1 [Payments under Loan Documents] through 8.1.12 [Change of Control] shall occur and be continuing, the Lenders and the Agent shall be under no further obligation to make Loans, and the Agent may, and upon the request of the Required Lenders, shall by written notice to the Borrower, declare the unpaid principal amount of the Notes and Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

8.2.2 Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 8.1.13 [Involuntary Proceedings] or 8.1.14 [Voluntary Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived;

8.2.3 Suits, Actions, Proceedings. If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.2 [Consequences of Events of Default], the Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Lender;

8.2.4 Application of Proceeds. From and after the date on which the Agent has taken any action pursuant to this Section 8.2 [Consequences of Events of Default] and until all

Obligations of the Borrower Affiliate Parties have been paid in full (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted), any and all proceeds received by the Agent or any Lender from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Agent, shall be applied as follows:

(a) first, to reimburse the Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ fees and legal expenses, incurred by the Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of the Borrower Affiliate Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Agent for the maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(b) second, to the repayment of all Indebtedness then due and unpaid of the Borrower Affiliate Parties to the Lenders incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

(c) the balance, if any, to the Loan Parties or as otherwise as required by Law.

8.2.5 Other Rights and Remedies. In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Agent and the Lenders under the Loan Documents or applicable Law.

9. THE AGENT

9.1 Appointment. Each Lender hereby irrevocably designates, appoints and authorizes Greenlight APE, LLC, a Delaware limited liability company to act as Agent for such Lender under this Agreement and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Greenlight APE, LLC agrees to act as the Agent on behalf of the Lenders to the extent provided in this Agreement.

9.2 Duties; Delegation of Duties. The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 9.5 [Exculpatory Provisions; Limitations of Liability.] and 9.6 [Reimbursement and Indemnification of Agent by Lenders], shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

9.2.1 Collateral Matters. Without limiting the foregoing, the Lenders irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Borrower Affiliate Parties hereunder; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 10.1.3 [Release of Collateral], if approved, authorized or ratified in writing by the Required Lenders; or (b) with the prior written consent of Required Lenders, to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by Section 7.2.2 [Liens], it being understood that the Agent may conclusively rely on a certificate from the Borrower Affiliate Parties in determining whether the Indebtedness secured by any such Lien is permitted by Section 7.2.1 [Indebtedness]. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 9.2.1.

9.2.2 Agent May File Proofs of Claim. Without limiting the foregoing, in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Affiliate Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under this Agreement) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under this Agreement.

(d) Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

9.3 Nature of Duties; Independent Credit Investigation. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist except as otherwise provided for under applicable Law. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower Affiliate Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lender; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Borrower Affiliate Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

9.4 Actions in Discretion of Agent; Instructions From the Lenders. The Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within the Agent’s rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section 9.5 [Exculpatory Provisions, Limitations of Liability]. Subject to the provisions of Section 9.5 [Exculpatory Provisions, Limitation of Liability], no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, or in the absence of such instructions, in the absolute discretion of the Agent.

9.5 Exculpatory Provisions; Limitation of Liability. Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (i) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (ii) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower Affiliate Parties, or the financial condition of the Borrower Affiliate Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any Borrower Affiliate Party, any Lender, the Agent or any of their respective Subsidiaries against the Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and the Borrower Affiliate Parties, the Agent and each Lender hereby waive, release and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or given to the Agent for the account of or with copies for the Lenders, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower Affiliate Parties which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

9.6 Reimbursement and Indemnification of Agent by Lenders. Whether or not the transactions contemplated hereby are consummated, each Lender agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent’s gross negligence or willful misconduct. In addition, each Lender agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent’s periodic audit of the Borrower Affiliate Parties’ books, records and business properties. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation the foregoing, each Lender shall reimburse the Agent upon demand for its Ratable Share of any costs or out of pocket expenses (including attorney costs and taxes) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 9.6 shall survive repayment of the Loans, cancellation of the Notes, termination of the Commitments hereunder, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Agent.

9.7 Reliance by Agent. The Agent shall be entitled to rely upon any writing, telegram or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.8 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”

9.9 Notices. The Agent shall promptly send to each Lender a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof.

9.10 Lenders in Their Individual Capacities; Agent in its Individual Capacity. With respect to any Commitment of one of its Affiliates, the Term Loans, and any other rights and powers given to an Affiliate of the Agent as a Lender hereunder or under any of the other Loan Documents, any such Affilialte shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Affiliate of the Agent. Greenlight APE, LLC and its Affiliates and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, acquire equity interests in, discount drafts for, act as trustee under indentures of, and generally engage in any kind of lending trust, financial advisory, underwriting or other business with, the Borrower Affiliate Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case without notice to or consent of the other Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i) receive information regarding the Borrower Affiliate Parties or any of its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower Affiliate Parties or such Subsidiary or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Borrower Affiliate Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

9.11 Holders of Notes. The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

9.12 Equalization of Lenders. The Lenders and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 4.6 [Additional Compensation in Certain Circumstances]. The Lenders or any such holder receiving any such amount shall return any proceeds to the Agent, and the Agent shall distribute said proceeds based on each Lender’s Ratable Share.

9.13 Successor Agent. The Agent may resign as Agent by giving not less than thirty (30) days’ prior written notice to the Lenders and the Borrower. If the Agent shall resign under this Agreement, then either (i) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent’s notice to the Lenders of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Lenders, appoint and the Borrower consents to the appointment of, a successor agent. Upon its appointment pursuant to either clause (i) or (ii) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Article 9 [the Agent] shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

9.14 Availability of Funds. The Agent may assume that each Lender has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Lender on or before the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan. The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to the Interest Rate.

9.15 Calculations. In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Interest Rate.

9.16 Beneficiaries. Except as expressly provided herein or as required by applicable law, the provisions of this Article 9 [the Agent] are solely for the benefit of the Agent and the Lenders, and the Borrower Affiliate Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Borrower Affiliate Parties.

10. MISCELLANEOUS

10.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Agent, acting on its own behalf and on behalf of all the Lenders, and the Borrower Affiliate Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrower Affiliate Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Borrower Affiliate Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower Affiliate Parties; provided, that, without the written consent of all the Lenders, no such agreement, waiver or consent may be made which will:

10.1.1 Increase of Commitment; Extension of Expiration Date. Increase the amount of the Commitment of any Lender hereunder or extend the Expiration Date;

10.1.2 Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan, the Takedown Fees or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Takedown Fees or any other fee payable to any Lender, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Takedown Fees or any other fee payable to any Lender (it being understood that a waiver of the application of the Penalty Rate of interest pursuant to Section 3.2 [Interest After Default] shall require only the approval of the Required Lenders);

10.1.3 Release of Collateral. Except for sales of assets permitted by Section 7.2.7 [Dispositions of Assets or Subsidiaries], or as a result of any merger or consolidation permitted by Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], release any Collateral consisting of capital stock or other ownership interests of the BFE Holdings or substantially all of the assets of any Borrower Affiliate Party, or any other security for any of the Borrower Affiliate Parties’ Obligations; or

10.1.4 Miscellaneous. Amend Sections 4.2 [Pro Rata Treatment of Lenders], 7.2.7 [Dispositions of Assets or Subsidiaries], 9.5 [Exculpatory Provisions; Limitation of Liability] or 9.12 [Equalization of Lenders] or this Section 10.1, alter any provision regarding the pro rata treatment of the Lenders, change the definition of Required Lenders, or change any requirement providing for the Lenders or the Required Lenders to authorize the taking of any action hereunder; provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent shall be effective without the written consent of the Agent.

10.2 No Implied Waivers; Cumulative Remedies; Writing Required. No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.3 Reimbursement and Indemnification of Lenders by the Borrower; Taxes. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (i) all reasonable out of pocket costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Borrower (including any opinions requested by Agent or Lenders as to any legal matters arising hereunder) and of Borrower’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to the Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower or any other Borrower Affiliate Party; (iv) all reasonable fees, expenses and disbursements of counsel to any Lender in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower or any other Borrower Affiliate Party, (v) all costs and expenses of creating and perfecting Liens in favor of the Agent on behalf of Lenders, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, if applicable, and reasonable fees, expenses and disbursements of counsel to the Agent and of counsel providing any opinions that the Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant thereto; (vi) all costs and expenses incurred by the Agent in connection with the custody or preservation of any of the Collateral; (vii) all other costs and expenses incurred on or before the Initial Funding Date by the Agent in connection with the syndication of the Commitments; (viii) all costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by the Agent or any Lender and their counsel relating to efforts to (a) evaluate or assess any Borrower Affiliate Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including reasonable attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Borrower Affiliate Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings. The Borrower agrees unconditionally to save the Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

10.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

10.5 Notices. All notices, requests, demands, directions and other communications (as used in this Section 10.5, collectively referred to as “notices”) given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by facsimile or via nationally-recognized overnight courier, by hand or U.S. mail to the respective parties at the addresses and numbers set forth under their respective names on Schedule 1.1(A) hereof or in accordance with any subsequent unrevoked written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of facsimile, when received, (b) in the case of hand-delivered notice, when hand-delivered, (c) in the case of telephone, when telephoned, provided, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next Business Day by letter or facsimile, (d) if given by mail, four (4) days after such communication is deposited in the mail with first-class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered; provided, that notices to the Agent shall not be effective until received. Any Lender giving any notice to any Borrower

Affiliate Party shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

10.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7 Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to its conflict of laws principles (other than Section 5-1401 of the New York General Obligations Laws).

10.8 Prior Understanding. This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

10.9 Duration; Survival. All representations and warranties of the Borrower Affiliate Parties contained herein or made in connection herewith shall survive the making of Loans and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Lenders, the making of Loans, or payment in full of the Loans. All covenants and agreements of the Borrower Affiliate Parties contained in Sections 7.1 [Affirmative Covenants], 7.2 [Negative Covenants] and 7.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until termination of the Commitments and payment in full of the Loans. All covenants and agreements of the Borrower contained herein relating to the payment of additional compensation or expenses and indemnification, including those set forth in the Notes, Article 4 [Payments] and Sections 9.6 [Reimbursement of Agent by Lenders, Etc.] and 10.3 [Reimbursement of Lenders by the Borrower; Etc.], shall survive payment in full of the Loans and termination of the Commitments.

10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Lenders, the Agent, the Borrower Affiliate Parties and their respective successors and assigns, except that the Borrower Affiliate Parties may not assign or transfer any of their rights and Obligations hereunder or any interest herein. Each Lender may at any time make assignments (including pledges and grants of security interests) of all or any part of its Commitments and the Loans made by it to one or more Lenders or any Affiliate thereof. Each Lender may make assignments (including pledges and grants of security interests) of all or any part of its Commitments and the Loans made by it to any Person if (i) there exists an Event of Default or (ii) such Lender obtains the consent of the Borrower (which consent shall not be unreasonably withheld or delayed). In the case of an assignment, upon receipt by the Agent of any Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Lender hereunder and the Commitments shall be adjusted accordingly. In order to effect any assignment of all or any part of a Lender’s Commitments and Loans, such Lender shall surrender any Note subject to such assignment, and the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Commitment assumed by it and a new Note to the assigning Lender in an amount equal to the Commitment retained by it hereunder. In addition, the Borrower shall maintain a book entry system identifying the Commitments and Loans of each Lender.

(i) Any assignee which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 10.16 [Tax Withholding Clause] relating to federal income tax withholding. Each Lender may furnish any publicly available information concerning any Borrower Affiliate Party and any other information concerning any Borrower Affiliate Party in the possession of such Lender from time to time to assignees (including prospective assignees), provided that such assignees agree to be bound by the provisions of Section 10.11 [Confidentiality].

10.11 Confidentiality

10.11.1 General. The Agent and the Lenders each agree to keep confidential all information obtained from the Borrower Affiliate Parties or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Lenders shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 10.10 [Successor and Assigns], and prospective assignees who accept confidentiality obligations in writing as well as any Persons to which any Lender pledges or grants a security interest in any portion of its rights under this Agreement, or its Notes or the other Loan Documents who accept confidentiality obligations in writing, (iii) as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation, regulatory inquiries or proceeding, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions or (v) if the Borrower shall have consented to such disclosure.

10.11.2 Sharing Information With Affiliates of the Lenders. The Borrower Affiliate Parties acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and, effective upon any such Person’s engagement for such service, each Borrower Affiliate Party hereby authorizes each Lender to share any information delivered to such Lender by the Borrower Affiliate Parties pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of Section 10.11.1 [General] as if it were a Lender hereunder.

10.11.3 Nonliability of Lenders. The relationship between Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender has any fiduciary relationship with or duty to any Borrower Affiliate Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower Affiliate Parties, on the one hand, and the Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Agent nor any Lender undertakes any responsibility to any Borrower Affiliate Party to review or inform any Borrower Affiliate Party of any matter in connection with any phase of any Borrower Affiliate Party’s business or operations. Borrower agrees, on behalf of itself and each other Borrower Affiliate Party, that neither the Agent nor any Lender shall have liability to any Borrower Affiliate Party (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower Affiliate Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED IN CONNECTION WITH THIS AGREEMENT, OTHER THAN RESULTING FROM SUCH LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NOR SHALL ANY LENDER HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER ON BEHALF OF ITSELF AND EACH OTHER BORROWER AFFILIATE PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower Affiliate Parties and the Lenders. Notwithstanding anything herein to the contrary, the information subject to this Section 10.11 shall not include, and the Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

10.12 Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

10.13 Agent’s or Lender’s Consent. Whenever the Agent’s or any Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

10.14 Exceptions. The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

10.15 CONSENT TO FORUM; WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF THE NEW YORK SUPREME COURT SITTING IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH PERSONS AT THE ADDRESSES PROVIDED FOR IN SECTION 10.5 [NOTICES] AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH OF THE BORROWER, THE AGENT AND EACH LENDER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH OF THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

10.16 Tax Withholding Clause. Each Lender or assignee of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Lender or assignee of a Lender) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. Such delivery may be made by electronic transmission as described in §1.1441-1(e)(4)(iv) of the Regulations if the Agent establishes an electronic delivery system. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrower and the Agent a valid Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding

Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Lender of assignee which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of, or exemption from, United States withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, the Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Internal Revenue Code. EACH LENDER AGREES TO INDEMNIFY THE AGENT AND HOLD THE AGENT HARMLESS FOR THE FULL AMOUNT OF ANY AND ALL PRESENT OR FUTURE TAXES AND RELATED LIABILITIES (INCLUDING PENALTIES, INTEREST, ADDITIONS TO TAX AND EXPENSES, AND ANY TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE TO THE AGENT UNDER THIS SECTION 10.16 WHICH ARE IMPOSED ON OR WITH RESPECT TO PRINCIPAL, INTEREST OR FEES PAYABLE TO SUCH LENDER HEREUNDER AND WHICH ARE NOT PAID BY THE BORROWER WHETHER OR NOT SUCH TAXES OR RELATED LIABILITIES WERE CORRECTLY OR LEGALLY ASSERTED. THIS INDEMNIFICATION SHALL BE MADE WITHIN 30 DAYS FROM THE DATE THE AGENT MAKES WRITTEN DEMAND THEREFOR.

10.17 [Reserved]

10.18 Limitation of Recourse

(a) There shall be full recourse to the Borrower and the Guarantors (to the extent provided for in the applicable Guaranties) and to all of such Borrower Affiliate Party’s assets for the liabilities of the Borrower under this Agreement and the other Loan Documents and other Obligations of any Borrower, but in no event shall any officer, director or holder of any equity interest in the Borrower be personally liable or obligated for such liabilities and Obligations of the Borrower. Nothing contained herein shall affect or diminish any rights of any Person against any other Person for such other Person’s fraud, willful misrepresentation, gross negligence or willful misconduct.

(b) Each of the Lenders for itself and its successors and assigns acknowledges and agrees that Cargill is not a party to this Agreement and is a legal entity separate from the Borrower and the Borrower Affiliate Parties, and that Cargill has not, and does not, assume any of their obligations and has no obligation to contribute capital, or otherwise provide financial support, to the Borrower and the Borrower Affiliate Parties or to any other entity in respect of the Project or the Plants (except for the equity contributions to be made by Cargill Biofuels Investments, LLC as set forth in the Borrower LLC Agreement). Accordingly, each of the Lenders is electing to enter into this Agreement without reliance upon the creditworthiness of Cargill for repayment of the Loans or the Term Loans and without reliance upon any undertakings by Cargill in respect of the Project or the Plants. Cargill is a third party beneficiary of this Section 10.8(b) and is entitled to rely on and enforce this Section 10.18(b) against the parties to this Agreement. For purposes of this Section 10.18(b), Cargill means and includes Cargill and its Affiliates, including without limitation, Cargill Biofuels Investments, LLC and Cargill Commodities Services, Inc.

10.19 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrower Affiliate Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BIOFUEL ENERGY LLC, as Borrower

By:	/s/ Scott H. Pearce
Name:	Scott H. Pearce
Title:	President & CEO

GREENLIGHT APE, LLC as Agent

By:	/s/ David Einhorn
David Einhorn
Manager

GREENLIGHT CAPITAL OFFSHORE, LTD. as a Lender

By:	/s/ David Einhorn
David Einhorn
President and Secretary

GREENLIGHT CAPITAL, LP, as a Lender
By:	Greenlight Capital, LLC, its general partner

	By:	/s/ David Einhorn
David Einhorn
Senior Managing Member

BioFuel Energy, LLC, and the Lenders Party Hereto and Greenlight APE, LLC Loan Agreement Signature Page

GREENLIGHT CAPITAL QUALIFIED, L.P., as a Lender
By:	Greenlight Capital, LLC, its general partner
	By:	/s/ David Einhorn
David Einhorn Senior Managing Member
GREENLIGHT REINSURANCE, LTD. as a Lender

By:	/s/ David Einhorn
David Einhorn President and Secretary
THIRD POINT PARTNERS LP, as a Lender
By:	Third Point Advisors, L.L.C., its general partner
	By:	/s/ Justin Nadler
	Name:	Justin Nadler
	Title:	Authorized Person
THIRD POINT PARTNERS QUALIFIED, L.P., as a Lender
By:	Third Point Advisors, L.L.C., its general partner
	By:	/s/ Justin Nadler
	Name:	Justin Nadler
	Title:	Authorized Person

BioFuel Energy, LLC, and the Lenders Party Hereto and Greenlight APE, LLC Loan Agreement Signature Page

/s/ Daniel S. Loeb
Daniel S. Loeb, as a Lender
/s/ Lawrence J. Bernstein
Lawrence J. Bernstein, as a Lender
/s/ Todd Q. Swanson
Todd Q. Swanson, as a Lender

BioFuel Energy, LLC, and the Lenders Party Hereto and Greenlight APE, LLC Loan Agreement Signature Page

SCHEDULE 1.1(A)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Term Loans ($)	Ratable Share (%)
*Greenlight Capital, L.P.	3,398,251	6.80%
c/o Greenlight Capital, LLC
140 East 45th Street, 24th Floor
New York, New York 10017
Attn: Chief Operating Officer
*Greenlight Capital Qualified, L.P.	11,966,391	23.93%
c/o Greenlight Capital, LLC
140 East 45th Street, 24th Floor
New York, New York 10017
Attn: Chief Operating Officer
*Greenlight Capital Offshore, Ltd.	15,805,309	31.61%
c/o Greenlight Capital, LLC
140 East 45th Street, 24th Floor
New York, New York 10017
Attn: Chief Operating Officer
*Greenlight Reinsurance, Ltd.	2,163,380	4.33%
c/o Greenlight Capital, LLC
140 East 45th Street, 24th Floor
New York, New York 10017
Attn: Chief Operating Officer
**Third Point Partners LP	8,846,538	17.69%
c/o Third Point LLC
390 Park Avenue
18th Floor
New York, New York 10002
**Third Point Partners Qualified, L.P.	6,580,131	13.16%
c/o Third Point LLC
390 Park Avenue
18th Floor

Schedules

New York, New York 10002
Daniel S. Loeb	800,000	1.60%
c/o Third Point LLC
390 Park Avenue
18th Floor
New York, New York 10002
Lawrence J. Bernstein	400,000	0.80%
c/o Third Point LLC
390 Park Avenue
18th Floor
New York, New York 10002
Todd Q. Swanson	40,000	0.08%
c/o Third Point LLC
390 Park Avenue
18th Floor
New York, New York 10002

* With copies to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld, LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75001

Attn: Eliot D. Raffkind

Tel: (214) 969-4667

** With copies to (which shall not constitute notice):

Wilkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Holly K. Youngwood

Tel: (212) 728-8512

Schedules

SCHEDULE 1.1(A)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to the Agent and the Borrower:

AGENT:

Greenlight APE, LLC

c/o Greenlight Capital, LLC

140 East 45th Street, 24th Floor

New York, New York 10017

Attn: Chief Operating Officer

BORROWER:

BioFuel Energy, LLC

1625 Broadway, Suite 2400

Denver Colorado, 80202

Attn: President

Schedules